                                                                     EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG


                             HUB U.S. HOLDINGS, INC.

                                 (THE "BUYER"),

                                       AND

                           FIFTH THIRD FINANCIAL CORP.
                                 (THE "SELLER"),


                             AS THE SOLE SHAREHOLDER
                                       OF


                      FIFTH THIRD INSURANCE SERVICES, INC.
                                 (THE "COMPANY")

                                DECEMBER 29, 2002










================================================================================




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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SCHEDULES
---------

Schedule 3.1      Organization

Schedule 3.2(a)   Capitalization

Schedule 3.2(b)   Shares of Capital Stock Owned by the Company

Schedule 3.4(b)   Required Consents

Schedule 3.5(a)   Regular Financial Statements

Schedule 3.5(c)   Pro Forma Adjusted Balance Sheet

Schedule 3.7(a)   No Undisclosed Liabilities

Schedule 3.8(a)   Litigation

Schedule 3.9(a)   Employee Benefit Plans

Schedule 3.9(h)   Unfunded Obligations

Schedule 3.9(i)   Multi-Employer Plan

Schedule 3.9(k) Plans Owning Securities of the Company, the Seller or any ERISA Affiliate

Schedule 3.9(m)   Certain Accrued Liabilities of the Company

Schedule 3.10(b)  Leases

Schedule 3.11(a)  Intellectual Property

Schedule 3.12(a)  Exceptions to Title to Tangible Personal Property

Schedule 3.12(c)  Capital Budget

Schedule 3.13     Material Contracts

Schedule 3.14     Taxes

Schedule 3.19     Assets Used In Business

Schedule 3.22     Labor and Employment Matters

Schedule 3.23     Restrictive Covenants

Schedule 3.24     Bank Accounts

Schedule 3.25     Directors, Officers and Certain Employees

Schedule 5.4      New Leased Property

Schedule 5.5      Allocation of Purchase Price and Liabilities

Schedule 5.7      Assets Being Contributed to the Company

Schedule 5.9      Excluded Assets



EXHIBITS
--------

Exhibit 5.3       Transition Services Agreement

Exhibit 5.4(a)    New Leases

Exhibit 5.4(b)    Memorandum of Lease

Exhibit 5.9       Bill of Sale, Assignment and Assumption

                            STOCK PURCHASE AGREEMENT

                          Dated as of December 29, 2002

         The parties to this Agreement (this "Agreement") are Hub U.S. Holdings, Inc., a Delaware corporation (the "Buyer"), and Fifth Third Financial Corp., an Ohio corporation (the "Seller").

         WHEREAS, the Seller owns all of the issued and outstanding capital stock (the "Shares") of Fifth Third Insurance Services, Inc. (the "Company"), an Indiana corporation; and

         WHEREAS, the Buyer desires to purchase all of the Shares, and the Seller desires to sell all of the Shares to the Buyer, upon and subject to the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Buyer and the Seller hereby agree as follows:

         1. The Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, assign, transfer, convey and deliver the Shares to the Buyer, and the Buyer shall purchase the Shares, free and clear of any Encumbrances. The Seller will deliver to the Buyer at the Closing on the Closing Date (i) one or more certificates representing all of the Shares, which stock certificates shall be duly endorsed in blank for transfer and shall be presented with stock powers duly executed in blank, and
(ii) such other documents as may be reasonably required by the Buyer to effect a valid transfer of the Shares by the Seller to the Buyer.

         2. Purchase Price.

               2.1 As consideration for the Shares, the Buyer shall pay the Seller a purchase price equal to the sum of (a) the Fixed Amount Component, plus
(b) the Cash Component, plus (c) the Accounts Receivable Component, minus (d) the Payables Component (the "Purchase Price").

               2.2 On the Closing Date, the Buyer is delivering to the Seller, by wire transfer or certified bank check, an agreed-upon estimate of the Purchase Price, subject to final adjustment in accordance with the provisions hereof, in the amount of $37,000,000, which amount is (a) the Fixed Amount Component ($37,000,000), plus (b) Estimated Cash Component ($473,033), plus (c) the Estimated Accounts Receivable Component ($6,166,220), minus (d) the Estimated Payables Component ($6,639,253).

               2.3 Purchase Price Adjustment

                    (a) On or before March 31, 2003, the Buyer will prepare and deliver to the Seller financial statements of the Company for the fiscal year of the Company ending on December 31, 2002 including schedules showing the calculations of the Cash Component, the

Accounts Receivable Component, the Payables Component and Agency Revenue as of and for the year ended December 31, 2002 (collectively, the "Closing Financial Statements"). The Closing Financial Statements shall be prepared on the basis of United States generally accepted accounting principles, consistently applied ("GAAP"). If within thirty (30) days following delivery of the Closing Financial Statements, the Seller has not given the Buyer written notice of the Seller's objection to the Closing Financial Statements (which notice shall state the basis for the Seller's objection), then the Closing Financial Statements shall be binding and conclusive on the parties and shall be used in computing any adjustment to the Purchase Price provided in this Section 2.3 and in Section
2.5. If the Seller duly gives the Buyer such notice of objection, and if the Buyer and the Seller fail to resolve the issues outstanding with respect to the Closing Financial Statements within ten (10) business days of receipt of notice of such objection, then the Buyer and the Seller shall submit the issues remaining in dispute to Ernst & Young (the "Independent Accountants") for resolution. The determination by the Independent Accountants shall be final, binding and conclusive on the parties. The Seller and the Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

                    (b) For all purposes of calculating the Estimated Accounts Receivable Component and the Accounts Receivable Component, Accounts Receivable aged ninety (90) days or over on the Closing Date (the "Non-Valued Receivables") will be deemed to have no value and such Non-Valued Receivables shall not be taken into account in determining the Purchase Price.

                    (c) If the actual Accounts Receivable Component determined in accordance with subparagraph (a) of this Section 2.3 exceeds the Estimated Accounts Receivable Component, then the Buyer shall pay the Seller the difference between such amounts. If the Estimated Accounts Receivable Component exceeds the actual Accounts Receivable Component, then the Seller shall pay the Buyer the difference between such amounts.

                    (d) If the actual Cash Component determined in accordance with subparagraph (a) of this Section 2.3 exceeds the Estimated Cash Component, then the Buyer shall pay the Seller the difference between such amounts. If the Estimated Cash Component exceeds the actual Cash Component, then the Seller shall pay the Buyer the difference between such amounts.

                    (e) If the actual Payables Component determined in accordance with subparagraph (a) of this Section 2.3 exceeds the Estimated Payables Component, then the Seller shall pay the Buyer the difference between such amounts. If the Estimated Payables Component exceeds the actual Payables Component, then the Buyer shall pay the Seller the difference between such amounts.

                    (f) Any net payment required to be made pursuant to subparagraphs (c), (d) and (e) above shall be made by wire transfer of immediately available funds within ten (10) business days of the final determination of the Closing Financial Statements pursuant to subparagraph (a) above. Notwithstanding the foregoing, in the event the Seller gives the Buyer a notice of objection that indicates that a portion of such net payment is not in dispute, then the undisputed portion of the payment shall be made by the Seller or the Buyer, as the case may be, within ten (10) business days after the notice of objection is delivered by the Seller to the Buyer.

               2.4 Accounts Receivable Payments.

                    (a) On the date that is ninety (90) days after the Closing Date, the Buyer will deliver to the Seller a detailed statement setting forth the then uncollected amounts of Accounts Receivable which were ascribed a value in determining the Purchase Price (the "Valued Receivables") and which, despite commercially reasonable efforts of the Buyer after the Closing Date (including the application, subject to applicable Law, with respect to each customer of amounts received from such customer to the oldest then outstanding Accounts Receivable from such customer aged less than 365 days at the time of such receipt), shall have not yet then been collected in full by the Buyer. The Seller shall pay the Buyer a cash amount equal to the uncollected face amount of the Valued Receivables within ten (10) business days after receipt of such statement by the Seller;

                    (b) Within fifteen (15) business days after the Closing Date, the Buyer shall assign to the Seller, for no consideration, the Non-Valued Receivables. In addition, to the extent that the Buyer shall have received payment from the Seller under Section 2.4(a) with respect to any of the Valued Receivables, the Buyer shall assign, for no additional consideration, the Valued Receivables as to which such payment has been received from the Seller. The Buyer and the Seller will consult with respect to their respective collection efforts, so as to develop collection processes and procedures that are reasonable under all of the circumstances.

                    (c) With respect to the Valued Receivables as to which payment has been received from the Seller under Section 2.4(a) and with respect to the Non-Valued Receivables, if any of such Valued or Non-Valued Receivables are subsequently collected by the Buyer within six (6) months of the Closing Date, the Buyer will pay to the Seller the amount of any such collection, subject to a reasonable deduction for interest accrued on the Valued Receivables until, and costs associated with, the collection of the Valued and the Non-Valued Receivables.

               2.5 Client Retention Adjustment.

                    (a) If the excess, if any, of (i) $26,337,000 over (ii) the Agency Revenue reflected on the Closing Financial Statements is $1 million or more, the Seller shall pay to the Buyer the product of (i) such excess in its entirety and (ii) 1.4. Such payment, if any, shall be made promptly in immediately available funds by the Seller to the Buyer, after the Closing Financial Statements are final.

                    (b) For purposes of this Agreement, "Agency Revenue" means, as derived from the Closing Financial Statements, revenue generated by the Business from fees, volume overrides, commissions and contingent profits for the calendar year

               2.6 [RESERVED]

               2.7 Closing. Except as otherwise mutually agreed upon by the Buyer and the Seller, the Closing shall occur no later than December 31, 2002, subject to satisfaction or waiver of each condition to Closing.

               3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that each of the following statements is true and correct as of the date hereof:

               3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Schedule 3.1, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. The Seller has delivered to the Buyer true, correct and complete copies of the Company's Articles of Incorporation and Bylaws, as currently in effect.

               3.2 Capitalization.

                    (a) The authorized capital stock of the Company, the issued and outstanding capital stock of the Company and the record and beneficial ownership of the capital stock of the Company are set forth on Schedule 3.2(a). All of the Shares are owned of record and beneficially by the Seller. The Shares are currently free and clear of all claims, liens, mortgages, encumbrances, pledges, and other security interests of any kind (collectively, "Encumbrances") and upon the Closing, the Buyer shall receive good and marketable title to the Shares free and clear of all Encumbrances. The Shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2(a), there are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating now or in the future, the Company or the Seller to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company or (iii) voting trusts, proxies or similar agreements to which the Company or the Seller is a party with respect to the voting of the capital stock of the Company.

                    (b) Except as set forth in Schedule 3.2(b), the Company does not own any outstanding shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity.

               3.3 Authorization; Validity of Agreement. The Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed and delivered by the Seller pursuant to this Agreement, including but not limited to any item referred to in Section 6 (collectively, with this Agreement, the "Transaction Documents"), and to assume and perform any obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the other Transaction Documents has been duly executed, authorized and delivered by the Seller and is a valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except that the enforceability hereof and thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               3.4 No Violations; Consents and Approvals.

                    (a) The execution, delivery and performance of each of this Agreement and the other Transaction Documents by the Seller do not, and the consummation by it of the transactions contemplated hereby and thereby will not:
(i) violate any provision of the Articles of Incorporation or Bylaws of the Seller or the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, employment agreement, contract, undertaking, understanding, covenant, agreement or other instrument or document (collectively, a "Contract") to which the Seller or the Company is a party or by which any of its properties or assets may be bound or otherwise subject, except for any Required Consents, or (iii) violate any Law applicable to the Seller or the Company or any of their respective properties or assets.

                    (b) No filing or registration with, notification to, or authorization, consent or approval of, any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any Governmental Entity or Person, is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Seller or the consummation by the Seller of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances (each a "Consent") with respect to any License (as defined in Section 3.8(c)) or Law or otherwise as are set forth on Schedule 3.4(b) hereof (the "Required Consents").

               3.5 Financial Statements.

                    (a) Attached to Schedule 3.5(a) is the balance sheet of the Company as of November 30, 2002 (the "Latest Balance Sheet"), together with the related unaudited statements of income for the eleven-month period ended November 30, 2002 ("Interim Financial Statements") and the unaudited balance sheets of the Company as of December 31, 2001 and December 31, 2000, together with the related unaudited statements of income (including the related notes, if any) for the two fiscal years then ended (together, with the Latest Balance Sheet and the Interim Financial Statements, the "Regular Financial Statements").

                    (b) The Regular Financial Statements have been prepared by the Company and have been derived from, and agree with, the books and records of the Company and fairly present the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the respective periods set forth therein. The Regular Financial Statements have been prepared in accordance with GAAP as of the dates and for the periods involved, subject to the absence of notes and, in the case of the Latest Balance Sheet and the related statements of operations for the interim period, to normal fiscal year-end adjustments in the ordinary course (none of which, individually or in the aggregate, will be material to the business or the operations of the Company).

                    (c) Attached as Schedule 3.5(c) is the pro forma balance sheet of the Company as of December 26, 2002 ("Pro Forma Adjusted Balance Sheet"), which gives effect to the following pro forma adjustments: (i) the transfer out by the Company and the assumption by the Seller of the Excluded Business, the Excluded Assets and the Excluded Liabilities and (ii) the reclassification of certain accounts payable, accounts receivable and other assets as set forth on Schedule 3.5(c). The Pro Forma Adjusted Balance Sheet was prepared in accordance with GAAP based upon, and agrees with, the Interim Financial Statements and the books and records of the Company, was prepared in good faith and fairly presents the financial condition of the Company as of December 26, 2002 after giving effect to said adjustments and the consummation of the transactions contemplated by this Agreement.


               3.6 Operation of Business. (a) Since the date of the Latest Balance Sheet, the Company has continued to operate the Business in a manner and system of operation employed immediately prior to the date of the Latest Balance Sheet, and the Company has used its best efforts to prevent harm or damage to the reputation of the Business or reduction of existing customer accounts (other than in the ordinary course of business).

                    (b) Except as specifically contemplated by this Agreement and other Transaction Documents, since the date of the Latest Balance Sheet the Company has not (i) incurred any liabilities, except in the ordinary course of business consistent with past practice; (ii) paid any obligation or liability, or discharged or satisfied any Encumbrance other than those securing current liabilities, in each case in the ordinary course of business; (iii) mortgaged, pledged or subjected to any Encumbrance any of its assets, tangible or intangible, except in the ordinary course of business; (iv) sold, transferred or leased any of its assets except the sale of inventory in the ordinary course of business; (v) suffered any material physical damage, destruction or loss (whether or not covered by insurance) affecting its properties, business or prospects; (vi) entered into any transaction other than in the ordinary course of business; (vii) encountered any labor difficulties or labor union organizing activities; (viii) issued or sold any shares of capital stock or other securities or granted any options, warrants, or other purchase rights with respect thereto other than pursuant to this Agreement; (ix) made any acquisition or disposition of any assets or become involved in any other material transaction, including, without any limitation, any merger or consolidation with, purchase of all or part of the assets of, or acquisition of any business of any proprietorship, firm, association, corporation or other business organization or division thereof; (x) except in the ordinary course of business consistent with past practice, increased the compensation payable, or to become payable, to any of its directors or employees, or made any bonus payment or similar arrangement with any directors or employees or increased the scope or nature of any fringe benefits provided for its employees or directors; (xi) made any capital investment in, any loan to or any acquisition of the securities or assets of any other person; (xii) canceled, compromised, waived or released any material right or claim; (xiii) made any change in employment terms for any of its directors, officers or employees outside the ordinary course of business;
(xiv) made or pledged to make any charitable contribution or other capital contribution outside the ordinary course of business; (xv) violated any Law, if such violation could have resulted in a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company (a

"Material Adverse Effect"), or failed to maintain all governmental licenses and approvals required to operate its business as currently being conducted; or
(xvi) agreed or committed, whether in writing or otherwise, to do any of the foregoing other than pursuant to the Transaction Documents and the transactions contemplated hereby and thereby. In addition, since the date of the Latest Balance Sheet the Company has not accelerated, terminated, modified or canceled any material agreement, contract, lease or license to which it is a party or by which it or its assets are bound.

                    (c) Since the date of the Latest Balance Sheet, no event, condition or circumstance has occurred that could, or could be reasonably likely to, have a Material Adverse Effect on the Business.

               3.7 No Undisclosed Liabilities.

                    (a) Except as set forth on Schedule 3.7(a), the Company has no liabilities (whether accrued, contingent, known, or otherwise) other than those that (i) are set forth or reserved against on the Latest Balance Sheet; or
(ii) were incurred in the operation of the Business since the date of the Latest Balance Sheet in the ordinary course of business.

                    (b) The accounts payable of the Company set forth in the Latest Balance Sheet or arising subsequent thereto are the result of bona fide transactions in the ordinary course of business.

               3.8 Litigation; Compliance with Law; Licenses and Permits.

                    (a) Except as set forth on Schedule 3.8(a), there is no claim, suit, action, investigation or proceeding (each, a "Proceeding") pending, nor is there any Proceeding threatened, that involves or affects the Company, by or before any Governmental Entity, court, arbitration panel or any other Person.

                    (b) The Company has since January 2000, and on the Closing Date will have, complied with all applicable Laws, including but not limited to Laws relating to Taxes, zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, the generation, handling, treatment, storage or disposal of Hazardous Substances, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes, except for any non-compliance that did not have or will not have a Material Adverse Effect. Since January 1, 2000, the Company has not received any notice of any violation of any Law.

                    (c) The Company has every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a "License"), and every Consent by or on behalf of any Person that is not a party to this Agreement, required for it to conduct its business as presently conducted. All such Licenses and Consents are in full force and effect and neither the Company nor the Seller has received notice of any pending cancellation or suspension of any thereof nor is any cancellation or suspension thereof threatened. The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

               3.9 Employee Benefit Plans; ERISA.

                    (a) Schedule 3.9(a) contains a complete and accurate list of all Employee Benefit Plans (as defined below) (excluding bonuses, pay practices, leave policy and ad hoc employment practices and similar non-material arrangements (the "Payroll Practices")) which Seller, the Company or an ERISA Affiliate (as defined below) has sponsored, maintained or contributed to, or to which such entities have or have had any obligation or any liability of any nature on or before the Closing for the benefit of any employees of the Company (and their beneficiaries) (individually a "Listed Plan" or collectively the "Listed Plans"). Each and all the Employee Benefit Plans (as defined below) (including, without limitation, the Payroll Practices) which any of the Seller, the Company or an ERISA Affiliate (as defined below) has sponsored, maintained or contributed to, or to which such entities have or have had any obligation or any liability of any nature on or before the Closing for the benefit of any employees of the Company (and their beneficiaries) (individually a "Plan" or collectively the "Plans") have been administered in all respects in accordance with its terms, and any of the Company, the Seller or any ERISA Affiliate (as the case may be) has met its obligations with respect to such Plan.. For purposes of this Agreement, "Employee Benefit Plan" means (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and (iii) any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation, a "multiemployer plan" (as defined in either Section 3(37) or Section 4001(a)(13) of ERISA), insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, one or more of the Severance Plans (as defined below) or other forms of incentive compensation or post-retirement compensation which has been sponsored, maintained or contributed to, by any of the Company, the Seller or any ERISA Affiliate, or for which the Company, Seller or any ERISA Affiliate has or has had any obligation or any liability of any nature. For purposes of this Agreement, "ERISA Affiliate" means any entity which with respect to the Company or the Seller is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or the Seller. Complete and accurate copies of the following documents for the last two (2) plan years for each Plan have been delivered or made available to the Buyer: (A) any Listed Plan which has been reduced to writing, (B) any written summary of any unwritten Listed Plan, (C) any related trust agreement, insurance contract and summary plan description including any modification communicated to any participant, (D) any annual report filed on Internal Revenue Service ("IRS") Forms 5500, 5500C or 5500R, (E) the most recent determination letter with respect to any Listed Plan, if any, and the full and complete application therefor submitted to the IRS, (F) any actuarial report with respect to any Plan; (G) any collective bargaining agreement pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by any of the Company, the Seller or an ERISA Affiliate, and any collective bargaining agreement pursuant to which contributions are being made or obligations are owed by such entities, (H) any contract with any third party administrator, actuary, investment manager, consultant, or other independent contractor that relates to any Listed Plan, (I) any report prepared and distributed within the four (4) years preceding the date of this Agreement by any third party administrator, actuary, investment manager, consultant, or other independent contractor with respect to any Listed Plan, (J) any notification to any employee of his rights under ERISA Section 601 et seq. and Section 4980B of the Code, (K) any notice that was given by any of the Company, the Seller or any ERISA Affiliate or any Plan to the IRS, the Pension Benefit Guaranty Corporation ("PBGC"), or any participant or beneficiary, pursuant to statute, within the four (4) years preceding the Closing Date, including notices that are expressly mentioned elsewhere in this Agreement, and (L) any notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, the Seller or any ERISA Affiliate, or any Listed Plan within the four (4) years preceding the Closing Date. Each of the Company, the Seller and each ERISA Affiliate and Plan is in compliance (both in form and operation) in all respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder, and other applicable laws to the extent required.

                    (b) There are no termination proceedings with respect to any of the Plans (excluding any Payroll Practices). There are no claims (except claims for benefits payable in the normal operation of the Plan and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Plan or asserting any rights or claims to benefits under any Plan that could give rise to any liability. To the Seller's, each ERISA Affiliate's and Company's knowledge, there are no investigations by any governmental entity involving any Plan.

                    (c) To the knowledge of any of the Company, the Seller and any ERISA Affiliate, there are no threatened audits, investigations, claims, suits, grievances or other proceedings, involving, directly or indirectly, any Plan, or any rights or benefits thereunder (except claims for benefits payable in the normal operation of the Plan and proceedings with respect to qualified domestic relations orders).

                    (d) The Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the IRS to the effect that such Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked and revocation has not been threatened.

                    (e) No Plan is or has been a multiemployer plan. The Company does not have any liability or obligation of any nature to any Employee Benefit Plan, the PBGC or any other person, arising directly or indirectly under Title IV of ERISA or Section 412 of the Code. No "reportable event" within the meaning of Section 4043 of ERISA for which reporting is not waived has occurred with respect to any Plan that would in any manner give rise to liability or obligation to the Company or Buyer. None of the Company, the Seller or any ERISA Affiliate has ceased operations at any facility which has subjected or could subject the Company or Buyer to any liability or obligation under Sections 4062(e), 4063 or 4064 of ERISA. None of the Company, the Seller or any ERISA Affiliate currently has any obligation, to make any withdrawal liability payment to any Employee Benefit Plan which is a multiemployer plan, but only if such withdrawal liability payment has resulted or could result in any liability or obligation to the Company or Buyer. None of the Company, the Seller or any ERISA Affiliate has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any multiemployer plan, but only to the extent that any such liability has subjected or could subject to the Company or Buyer to any liability or obligation. None of the Company, the Seller, or any ERISA Affiliate has incurred, or has experienced an event that may, within the ensuing twelve (12) months, result in a "complete withdrawal" or "partial withdrawal" as such terms are defined in Sections 4203 or 4205 of ERISA and nothing has occurred that could result in such a complete or partial withdrawal, but only to the extent that any such withdrawal has subjected or could subject to the Company or Buyer to any liability or obligation. None of the Company, the Seller or any ERISA Affiliate has incurred a decline in contributions to any multiemployer plan such that, if the current rate of contributions continues, a seventy percent (70%) decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three plan years, but only to the extent that any such decline in contributions has subjected or could subject the Company or Buyer to any liability or obligation.

                    (f) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, Seller or an ERISA Affiliate that would subject either Buyer or the Company to any fine, penalty or Taxes.

                    (g) To the knowledge of the Company, the Seller and each ERISA Affiliate, neither the Company, the Seller nor any ERISA Affiliate, or any plan fiduciary of any employee welfare benefit plan or employee pension benefit plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which could subject the Company, the Seller or the Buyer to any Taxes, penalties or other liabilities resulting from such prohibited transaction.

                    (h) There are no unfunded obligations which have subjected or could subject the Company or Buyer to any liability or obligation under any Employee Benefit Plan providing benefits after termination of employment of any employee of the Company, the Seller or any ERISA Affiliate (or to any beneficiary of any such employee), including but not limited to, any retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code ("COBRA") and insurance conversion privileges under state law. No written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental or disability coverage beyond that legally required. No unwritten amendment exists with respect to any Plan.

                    (i) Except as disclosed in Schedule 3.9(i), no Plan which is legally or otherwise assumed by Company or Buyer on or after the Closing as a result of the consummation of this Agreement, including those set forth in
Section 5.16 ("Assumed Plan") is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "welfare benefit fund" within the meaning of Section 419 of the Code, a "qualified asset account" within the meaning of Section 419A of the Code or a "multiple employer welfare arrangement" within the meaning of
Section 3(40) of ERISA. No Plan which is an employee welfare benefit plan is a multiemployer plan.

                    (j) No plan documentation or agreement, summary plan description or other written communication distributed generally to employees prohibits the Company, the Seller or any ERISA Affiliate from amending or terminating any Assumed Plan.

                    (k) None of the assets of any Assumed Plan include any securities issued by the Company, the Seller or any ERISA Affiliate; provided however, some Plans referred to in Section 5.16 may include such securities.

                    (l) "Severance Plans" shall mean (i) each agreement with any employee or director of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company, the Seller or an ERISA Affiliate of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such employee or director;
(ii) each agreement, plan or arrangement under which any person may receive payments from the Company, the Seller or any ERISA Affiliate that has subjected or could subject the Buyer or Company to the Taxes imposed by Section 4999 of the Code or included in the determination of such person's parachute payment under Section 280G of the Code; and (iii) each agreement, plan or arrangement, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan which has subjected or could subject the Buyer or Company to any liability or obligation. None of the Severance Plans which are Assumed Plans provide that any of the benefits under such Severance Plans will be increased, nor will the vesting of the benefits under such Severance Plans which are Assumed Plans be accelerated, by the occurrence of any of the transactions contemplated by this Agreement nor will the value of any of the benefits under such Severance Plans which are Assumed Plans be calculated on the basis of any of the transactions contemplated by this Agreement. No payments under any Severance Plans or other agreement will be parachute payments under Section 280G of the Code that are non-deductible to the Company or the Buyer or subject to Taxes under Section 4999 of the Code.

                    (m) Schedule 3.9(m) sets forth a reasonable estimate of the Company's accrued liability for vacation, sickness and disability expenses through and including the Closing Date.

                    (n) None of the assets of any Assumed Plan is or has been invested in any property constituting employee real property or any employee security within the meaning of Section 407(d) of ERISA; provided, however, some of the Plans referred to in Section 5.16 may include employer securities.

                    (o) On and after the Closing Date and except as otherwise provided in Section 5.16, neither Company nor Buyer will have any liability or be under any obligation with respect to any Employee Benefit Plan (excluding Payroll Practices which are assumed or otherwise adopted by the Company or the Buyer after Closing Date).

                    (p) Full payment has or will, prior to the Closing Date, have been made of all amounts which the Company, the Seller or any ERISA Affiliate is directly or indirectly required, under applicable law, the terms of any Plan or any agreement relating to any Plan to have paid as a contribution, premium or other remittance thereto or benefit thereunder if such payment has a deadline on or before the Closing Date. The Company, the Seller and each ERISA Affiliate has made adequate provisions for reserves or accruals in accordance with GAAP to meet contribution, benefit or funding obligations arising under applicable law or the terms of any Plan or related agreement. There will be no change on or before the Closing Date in the operation of any Plan or any documents with respect thereto which will result in an increase in the benefit under such plans, except as may be required by law.

                    (q) The Company, the Seller and each ERISA Affiliate have timely complied with all reporting and disclosure obligations with respect to the Plans imposed by the Code, ERISA or other applicable law.

                    (r) The transactions contemplated herein will not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Employee Benefit Plan which could subject the Company or Buyer to any liability or obligation.

                    (s) No action or omission of the Company, the Seller, any ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Buyer, the Seller or the Company or any successor thereof from amending, merging, or terminating any Assumed Plan in accordance with the express terms of any such plan and applicable law.

                    (t) To the knowledge of the Company, any Seller or ERISA Affiliate, the actuarial report for a Plan fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP as of the date stated therein.

                    (u) Each Assumed Plan covers only employees of the Company (or former employees or beneficiaries with respect to service with each such Company or Subsidiary), so that except as provided in Section 5.16, the transaction contemplated by this Agreement will require no spin-off of assets or other division or transfer of rights with respect to any such plan.

                    (v) The Company does not now, nor has it ever, had the obligation to maintain, establish, sponsor, participate in, or contribute to any International Employee Plan. International Employee Plan shall mean any Employee Benefit Plan (determined without regard to whether such plan is subject to ERISA) that has been adopted or maintained by the Company, the Seller or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, the Seller or any ERISA Affiliate will or may have any liability, for the benefit of any employees who perform services outside of the United States.

               3.10 Real Property.

                    (a) The Company owns no real property.

                    (b) Schedule 3.10(b) contains a true, correct and complete list and summary of all Leases under which the Company uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property. The Company has heretofore delivered to the Buyer true and correct copies of all Leases with parties that are not Affiliates to the Seller. Each such Lease is in full force and effect, is enforceable against the parties thereto in accordance with its terms, all rent and other sums and charges payable by the Company thereunder are current, no termination event or condition or default which has remained uncured beyond applicable cure periods on the part of the Company or any other Person exists under any such Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. Except to the extent set forth in Schedule 3.10(b), no such Lease has been amended, modified or extended as of the date hereof. The Company is in possession of and quietly enjoys the Leased Real Property applicable to it and the Company has a valid and enforceable leasehold interest, subject to no Title Defects except such immaterial easements and rights-of-way, none of which interferes with the operation of the business. The Company has not entered into any assignment of any Lease, sublease of all or any portion of any Leased Real Property and no Person has any right to occupy the Leased Real Property other than the Company.

                    (c) There has been no service, material or other work provided or supplied to the Leased Real Property that has not been paid in full.

                    (d) With respect to each parcel of the Leased Real Property
(i) there is a right of ingress and egress to public thoroughfares to and from each parcel of the Leased Real Property, (ii) each parcel of the Leased Real Property has adequate water supply and septic service for the present use thereof and all septic service and water supply facilities required for the present use of the Leased Real Property are properly and fully installed and operating and (iii) all curb cut and street opening permits or licenses required for vehicles access to and from and part of the Leased Real Property to any adjoining public street have been obtained and if required, paid for by the Company and are in full force and effect. The Company has obtained all necessary governmental approvals to build and operate its septic system which system was built by a company licensed for the construction of septic systems. There is no Leased Real Property of any kind whatsoever used by the Company in its business, except for the Leased Real Property, and the Leased Real Property constitutes all of the Leased Real Property necessary to conduct such business as presently conducted.

                    (e) All Approvals in connection with the construction, use, occupancy and maintenance of any Leased Real Property of all governmental authorities or from all insurance companies and fire rating and similar boards and organizations required to have been issued to enable the Leased Real Property to be lawfully occupied and used for all of the purposes for which it is presently occupied now and lawfully issued and are in full force and effect in accordance with the respective terms thereof, and none of the Approvals has been amended, assigned, pledged or otherwise transferred. There is no alteration, improvement or change in use of any building or other improvement located on the Leased Real Property that would require any new Approvals or amendment of an existing Approval. The condition and use of the Leased Real Property conforms to each Approval. The Company and the Leased Real Property is in compliance with all Leased Real Property Laws or any public health, public safety, sewage, water or sanitation Law, any Environmental Law or any Title Defect affecting the Leased Real Property, and no notice of any such default or violation has been received by the Company or the Seller. The Company has obtained all of the approvals necessary for the operation of its business on the Leased Real Property. The Leased Real Property and its continued use, occupancy and operation as currently used, occupied or operated does not constitute a non-conforming use under any Leased Real Property Law and the continued existence, use, occupancy and operation of the Leased Real Property and the right and ability to repair and/or rebuild any improvements thereon in the event of a casualty, is not dependent on any special permit exception, approval or variance.

                    (f) The Leased Real Property including, without limitation, all building systems and equipment, all structural components, the roof, the basement, all plumbing, electrical, mechanical, heating, ventilating, air conditioning and sprinkler systems, and all sewer, waste water, storm water, paving and parking equipment, systems and facilities, are fully installed and, as applicable, operating, in good condition and repair and adequate for the conduct of the business of the Company as presently conducted. There are no defects in the same that would hinder or impair the business and operations of the Company. No extraordinary repair or improvement expense with respect thereto is anticipated during the one year following the Closing Date. The electricity, water, gas and telephone service and all other public or private utilities serving the Leased Real Property are fully installed and operating, adequate for the conduct of the business of the Company as presently conducted, and enter the Leased Real Property through adjoining public streets or through valid easements across adjoining private lands, and all installation, connection and capital recovery charges in connection with any such utilities have been paid in full.

                    (g) There is no pending, or to the knowledge of the Seller, proposed (i) annexation, condemnation, eminent domain or similar proceeding affecting, or that may affect any of the Leased Real Property, (ii) proceeding to change or redefine the zoning classification of any of the Leased Real Property, (iii) imposition of any special or other assessments for public betterments or otherwise, (iv) special assessments affecting any of the Leased Real Property that are or would be payable by the Company and could result in a Lien against any of the Leased Real Property, (v) change in any applicable Laws relating to the use, occupation or operation of the Leased Real Property, (vi) tax certiorari proceeding with respect to any Leased Real Property or (vii) changes in road patterns or grades that may adversely affect access to any roads providing a means of ingress or egress from any of the Leased Real Property.

                    (h) Neither the Company nor the Seller have received notice from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of any of the Leased Real Property, and there are no outstanding requirements or recommendations from any of the foregoing.

                    (i) There has been no material damage to any portion of the Leased Real Property caused by fire or other casualty that has not been completely repaired and restored.

                    (j) The Company is not a "foreign person" and the Seller is not a "foreign person" for purposes of Section 1445 of the Code.

                    (k) No portion of the Leased Real Property is located in a special flood hazard area designated by Federal governmental authorities.

                    (l) No application or proceeding is pending with respect to a reduction of the taxes on the Leased Real Property.

                    (m) The Company does not owe any monies to any contractor, subcontractor, materialman or other Person for labor or materials performed, rendered or supplied in connection with any Leased Real Property for which such Person could claim a lien against any of the Leased Real Property.

                    (n) Neither the Company nor the Seller have transferred any development rights applicable to the Leased Real Property.

                    (o) There are no brokerage commissions due and payable by the Company with respect to the Leased Real Property or with respect to the Leases.

                    (p) Each parcel of Leased Real Property is an independent unit which does not rely or depend on land, improvements, drainage, rights of way, easements, utility lines or equipment, sewer service, access to public ways, parking, structural or other facilities located on any Leased Real Property not forming part of the Leased Real Property to satisfy or comply with any Leased Real Property Laws or to sustain its current operations at the subject location.

               3.11 Intellectual Property; Computer Software.

                    (a) Schedule 3.1l(a) lists all Intellectual Property of the Company, and there are no pending or threatened claims by any Person relating to the Company's use of any Intellectual Property. The Company has such rights of ownership (free and clear of all Encumbrances) of, or such rights by license, lease or other agreement to use (free and clear of all Encumbrances), the Intellectual Property as are necessary to permit the Company to conduct its business, and the Company is not obligated to pay any royalty or similar fee to any Person in connection with the Company's use or license of any of the Intellectual Property.

                    (b) The Company has such rights of ownership (free and clear of all Encumbrances) of, or such rights by license, lease or other agreement to use (free and clear of all Encumbrances), all computer software programs including, without limitation, application software that are used by the Company and that are material to the conduct of its business as currently conducted, as are necessary to permit the conduct of its business as currently conducted. None of the Company's ownership rights or rights to use any of the computer programs referred to above will be adversely affected by the consummation of any of the transactions contemplated hereby.

               3.12 Tangible Personal Property.

                    (a) The Company has good, marketable and valid title to all tangible Personal Property used in its business or located on its premises free and clear of all Encumbrances, except as set forth on Schedule 3.12(a).

                    (b) The Personal Property conforms to all material requirements of applicable Laws. All of the items of machinery and equipment included within the Personal Property are fully operational and operating in the ordinary course of the Company's business, as applicable, are in good operating condition and in a good state of maintenance and repair, ordinary wear and tear excepted, and are adequate for use in the conduct of the Company's business as presently conducted.

                    (c) Except as set forth on Schedule 3.12(c), no capital expenditures are contemplated by the Company.

               3.13 Material Contracts.

                    (a) Schedule 3.13 sets forth a true, complete and correct list of every Contract that: (i) provides for aggregate future payments by the Company or to the Company of more than $5,000; (ii) was entered into by the Company with the Seller, or an officer, director, key employee or Affiliate of the Company; (iii) is a collective bargaining or similar agreement; (iv) guarantees or indemnifies or otherwise causes the Company to be liable or otherwise responsible for the obligations or liabilities of another or provides for a charitable contribution by the Company; (v) involves an agreement with any bank (other than Fifth Third Bank), finance company or similar organization;
(vi) restricts the Company from engaging in any business or activity anywhere in the world; (vii) is an employment agreement, consulting agreement, independent sales representative agreement or similar arrangement with any employee of the Company; (viii) is a lease of real property; or (ix) is otherwise material to the rights, properties, assets, business or operations of the Company (the foregoing, collectively, "Material Contracts"). The Seller has heretofore made available true, complete and correct copies of all Material Contracts to the Buyer.

                    (b) Each of the Material Contracts is in full force and effect and there is not now and there has not been claimed or alleged, to the Seller's knowledge, by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of the Company or on the part of any other party thereto and, except as set forth on Schedule 3.4(b), no Consent from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such Consents that have been obtained and are in full force and effect and delivered to Buyer and such notices that have been duly given.

               3.14 Taxes.

                  (a) Except as set forth in Schedule 3.14:

                     (i) the Company has (A) duly and timely filed or caused to be filed with Tax Authorities each Tax Return that is required to be filed by or on behalf of the Company or that includes or relates to the Company, its income, sales, assets or business, which Tax Return is true, correct and complete, (B) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable on or prior to the Closing Date, and (C) properly accrued on the books and records of the Company in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which the Company otherwise is liable, in each case with respect to the Company's income, sales, assets or business;

                      (ii) the Company has not requested an extension of time within which to file any Tax Return in respect of any Tax Period which has not since been filed;

                      (iii) the Company has complied in all respects with all applicable laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities, including, but not limited to, Code Section 3402;

                      (iv) there is no Encumbrance for Taxes upon any asset or property of the Company (except for any statutory Encumbrance for any Tax not yet due);

                      (v) all Taxes assessed or for which the Company is liable with respect to the Company's income, sales, assets or business have been paid or accrued;

                      (vi) any assessment, deficiency or adjustment related to or in connection with any Tax for which the Company is liable or with respect to the Company's income, sales, assets or business that is or was required to be reported to any Tax Authority has been so reported, and any additional Taxes owed with respect thereto have been paid;

                      (vii) there is no outstanding subpoena or summons from any Tax Authority with respect to any Tax for which the Company is or may be liable or with respect to the Company's income, sales, assets or business;

                      (viii) the Company is not a party to any agreement with any Tax Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law) nor has requested or received a private letter or other ruling from any Tax Authority relating to any Tax for which the Company is or may be liable or with respect to the Company's income, sales, assets or business;

                      (ix) the Company is not a party to any contract, agreement or other arrangement that could result, alone or in conjunction with any other contract, agreement or other arrangement, in the payment of any amount that would not be deductible by reason of Code Section 162(m), 280G or 404 or any similar provision of applicable law;

                      (x) the Company has no "tax-exempt use property" within the meaning of Code Section 168(h) or any similar provision of applicable law with respect to the Company, its income, sales, assets or business;

                      (xi) no asset of the Company is required to be treated as being owned by any other Person pursuant to any provision of applicable law, including, but not limited to, the "safe harbor" leasing provisions of Code
Section 168(f)(8) as in effect prior to the repeal of those "safe harbor" leasing provisions;

                      (xii) the Company is not, nor has it ever been, a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii);

                      (xiii) no election under Code Section 338 or any similar provision of applicable law has been made or required to be made by or with respect to the Company (or a subsidiary, if any, of the Company);

                      (xiv) there is no power of attorney in effect relating to the Company; and

                      (xv) no jurisdiction where the Company does not file a Tax Return has made or, to the Seller's knowledge, threatened to make a claim that the Company is required to file a Tax Return for such jurisdiction or is subject to Tax in such jurisdiction.

                    (b) Schedule 3.14 sets forth a list of all jurisdictions (foreign and domestic) in which any Tax Returns have been filed by or on behalf of the Company, or with respect to the Company's income, assets or business within the three-year period ending on the Closing Date and a description of each such Tax Return and the period for which it was filed.

                    (c) Schedule 3.14 sets forth a list of all jurisdictions (foreign and domestic) in which state income, franchise and other state or local Tax Returns have been the subject of Tax Proceedings and a description of each such Tax Return and the period for which it was filed.

                    (d) The Company has provided to the Buyer all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Taxes for which the Company is or may be liable with respect to the Company's income, assets or business.

               3.15 Affiliated Party Transactions.

                    (a) Except for obligations arising under this Agreement and the other Transaction Documents, neither any Affiliate of the Company, nor the Seller nor any of its Affiliates has, directly or indirectly, any obligation to or cause of action or claim against the Company.

                    (b) The Company has no loan or advance in excess of $1,000 outstanding to any stockholder, officer, director or employee thereof and, to the knowledge of the Company, no officer or director of the Company or Affiliate or "associate" (as such term is defined in Rule 405 of the Rules and Regulations under the Securities Act of 1933, as amended) of the Company or any such person has, either directly or indirectly:

                      (i) an equity interest of five percent (5%) or more in any corporation, partnership, joint venture, association, organization or other person or entity which purchases from or sells or furnishes to the Company any goods or otherwise does business with the Company; or

                      (ii) a beneficial interest in any contract, commitment or agreement to which the Company is a party or under which the Company is obligated or bound or to which the property of the Company may be subject, other than contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company; provided, however, that such representation and warranty shall not apply to the ownership, as a passive investment, by any such officer, Affiliate or "associate" of less than two percent (2%) of a class of securities listed for trading on a national securities exchange or publicly trade in the over-the-counter market.

               3.16 Environmental Matters.

                    (a) The Company is in compliance with, and its business has been conducted in compliance with, all Environmental Laws and Environmental Permits;

                    (b) No Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or on any similar state list of sites requiring investigation or cleanup;

                    (c) Neither the Seller nor the Company has received any notice that remains pending or outstanding with respect to the Company's business or any Site from any Governmental Entity or Person alleging that the Company is not in compliance with any Environmental Law;

                    (d) There has been no Release of a Hazardous Substance by the Company at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against the Company;

                    (e) There are no pending or outstanding corrective actions requested, required or being conducted by any Governmental Entity for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise;

                    (f) The Company has obtained and holds all necessary Environmental Permits, and those Environmental Permits will remain in full force and effect after the consummation of the transactions contemplated hereby;

                    (g) There are no past or pending or threatened Environmental Claims against the Company, and the Seller is not aware of any facts or circumstances that could be expected to form the basis for any Environmental Claim against the Company;

                    (h) Neither the Company, any entity previously owned by the Company, nor any predecessor of the Company, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location that could result in an Environmental Claim against the Company;

                    (i) At any Site there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos containing material, or (iv) recognized environmental condition, as defined by ASTM E1527-97; and

                    (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or that are in the possession of the Company with respect to any Site or any transportation, handling or disposal of any Hazardous Substance that has not been delivered to the Buyer prior to execution of this Agreement.

               3.17 No Brokers. Neither the Company nor the Seller nor any Affiliate thereof has employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

               3.18 Receivables. All of the Accounts Receivable of the Company have arisen from bona fide transactions in the ordinary course of the Company's business consistent with past practice and established in the ordinary course of the Company's business consistent with past practice.

               3.19 Assets Utilized in the Business. The assets, properties and rights owned, leased or licensed by the Company and used in connection with the Business and all the agreements to which the Company is a party relating to the Business, constitute all of the properties, assets and agreements required in connection with the operation and conduct by the Company of the Business as presently conducted. As a result of the transactions contemplated by this Agreement, on the Closing Date the Buyer will have good title to all of such assets, properties and rights, free and clear of all Encumbrances, except as set forth on Schedule 3.19. Except for assets set forth in Schedule 3.19, the Seller, its Affiliates and other persons affiliated with them do not own any assets (including, without limitation, any equipment, intellectual property or other assets) that are used primarily by the Company in the operation of the Business.

               3.20 Insurance. All insurance policies of any kind covering the Company (a) are with insurance companies that are financially sound and reputable and are in full force and effect, (b) are sufficient for compliance with all material requirements of law and of all applicable material agreements, and (c) are valid, outstanding and enforceable policies. Since January 1, 2000, the Company has not been denied any insurance coverage which it has requested.

               3.21 Delivery of Documents; Corporate Records. The Seller has heretofore delivered to the Buyer true, correct and complete copies of all documents, instruments, agreements and records referred to in this Article 3 or in the Schedules to this Agreement and copies of the minute and stock record books of the Company. The minute and stock record books of the Company contain true, correct and complete copies of the records of all meetings and consents in lieu of meetings of the Company's board of directors (and all committees thereof) and the shareholders of the Company since the date of its incorporation.

               3.22 Labor and Employment Matters.

                    (a) (i) The Company is not party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company, (ii) none of the employees of the Company are represented by any labor organization and there are no organizational campaigns, demands, petitions or proceedings pending or, to the knowledge of the Seller, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of the Company, (iii) to the knowledge of the Seller, there are no union claims to represent the employees of the Company, and (iv) there are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or, to the knowledge of the Seller, threatened against or affecting the Company, and there has not been any such action during the past five (5) years.

                    (b) The Company is, and has at all times during at least the last three (3) years, been in compliance with all applicable laws, regulations and ordinances respecting immigration, employment and employment practices, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or any other applicable law, ordinance or regulation. There are no employment contracts, severance agreements or retention agreements, oral or written, with any employees of the Company and no written personnel policies, rules or procedures applicable to employees of the Company, other than those set forth in
Schedule 3.22, true and correct copies of which have heretofore been made available to the Buyer. Except as set forth in Schedule 3.22, there are (i) no complaints, claims, controversies, charges, lawsuits or other proceedings related to the Company pending, or, to Seller's knowledge, threatened, in any court or with any agency responsible for the enforcement of federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with the Company, and (ii) no federal, state, local or foreign agency responsible for the enforcement of immigration, labor, equal employment opportunity, family and medical leave, wages, hours of work, occupational health and safety or any other employment law intends to conduct or is conducting an investigation with respect to or relating to the Company.

                    (c) Since January 1, 2001, the Company has not effectuated
(i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a "mass layoff" as defined in WARN affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of the Company has suffered an "employment loss" as defined in WARN since January 1, 2001. The Seller shall be solely and exclusively liable to provide such WARN or other plant closing or mass layoff notices as may be necessary in connection with any loss of employment by any employee of the Company through and including the Closing Date.

               3.23 Restrictive Covenants. Except as set forth on Schedule 3.23, the Company is not subject to any covenant that would restrict the Buyer's operation of the Business.

               3.24 Bank Accounts. Schedule 3.24 sets forth the names and locations of all banks, depositories and other financial institutions in which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

               3.25 Directors, Officers and Certain Employees. Schedule 3.25 sets forth a complete and correct list of the names, current annual salary, bonus and title, for each director and officer and each other employee of the Company, who received compensation during the Company's most recently ended fiscal year. The Seller is not aware of any employee who intends to terminate his or her employment relationship with the Company, either as a result of the transactions contemplated hereby or otherwise.

               3.26 No Misstatements or Omissions. No representation or warranty by the Seller contained in this Agreement or in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to the Buyer or hereafter furnished to the Buyer pursuant to this Agreement on the part of the Seller, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

               3.27 Absence of Sensitive Payments. Neither the Company, the Seller nor any of their directors, officers, brokers, sub-brokers, agents, or employees, has made or has agreed to make on behalf of the Company:

                    (a) Any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any jurisdiction (foreign or domestic); or

                    (b) Any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person, to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable law.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

               4.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Buyer has the requisite corporate power and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a Material Adverse Effect on the Buyer. The Buyer is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on the Buyer.

               4.2 Authorization; Validity of Agreement. The Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement executed or to be executed by the Buyer pursuant to the terms of this Agreement (collectively, the "Buyer Acquisition Agreements") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this

Agreement and the other Buyer Acquisition Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the other Buyer Acquisition Agreements by the Buyer, and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and each Buyer Acquisition Agreement has been duly executed and delivered by the Buyer, and is a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               4.3 No Violations; Consents and Approvals.

                    (a) The execution, delivery and performance of this Agreement and the Buyer Acquisition Agreements by the Buyer do not, and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Certificate of Incorporation or Bylaws of the Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which the Buyer is a party or by which the Buyer or any of its respective properties or assets may be bound or otherwise subject to, or (iii) violate any Law applicable to the Buyer, or any of its properties or assets.

                    (b) No Consent of any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or the Buyer Acquisition Agreements by the Buyer, or the consummation by the Buyer of the transactions contemplated hereby and thereby.

               4.4 Financing. The Buyer has sufficient funds required to pay the Purchase Price at the Closing and consummate the transactions contemplated by this Agreement.

         5. Other Agreements of the Parties.

               5.1 Conduct of Business Following the Closing.

                    (a) The Seller covenants and agrees that, for a period of five (5) years following the Closing Date (the "Prohibited Period"), the Seller and its Affiliates will not directly or indirectly, alone or as a partner, joint venturer or otherwise, engage in the insurance agency business anywhere in the United States, other than (i) pursuant to an agreement with the Buyer or any of its Affiliates, and (ii) such activities undertaken for the purposes of operating the Excluded Business.

                    (b) The Seller covenants and agrees that, during the Prohibited Period, the Seller and its Affiliates will not directly or indirectly, employ, hire, engage or be associated with Mr. Roger Forystek, or (other than through advertisements to the general public) solicit any

Person (including Mr. Roger Forystek) who was employed by, or acted as an independent contractor or consultant for, the Company during the twelve (12) months prior to the Closing Date or is employed by, or acts as a sales representative for, the Company at any time during the seven-year period from and after the Closing Date.

                    (c) Notwithstanding the above, if at any time during the Prohibited Period, the Seller or any of its Affiliates should acquire the stock or assets of another Person (through a purchase of stock or assets, merger, consolidation or otherwise), the provisions of Section 5.1(a) shall not preclude the Seller or its Affiliate from continuing, through such acquired Person, to engage in operations that would otherwise breach Section 5.1(a) so long as Seller divests or otherwise discontinues the competitive activity as soon as commercially practicable, but in any event no later than twelve (12) months from the closing of the acquisition. If the Seller elects to divest such operations (which election shall be made within six months of the closing of such acquisition), then the Seller or one of its Affiliates shall notify the Buyer of such election to divest and for a period of twenty (20) business days following the Buyer's receipt of a notice from Seller or one of its Affiliates (the "Negotiation Period), the Seller shall, if the Buyer desires, negotiate exclusively with the Buyer in good faith in an attempt to reach agreement upon the terms and conditions of such sale to the Buyer. If, at the end of the Negotiation Period, the parties have not reached an agreement with respect to such sale to the Buyer, the Seller's obligations under this Section to negotiate exclusively with the Buyer shall terminate and the Seller may elect to proceed with a third party suitor on whatever terms and conditions as it determines in its sole discretion; provided that if the Seller fails to complete such sale within six months following the end of the Negotiation Period, then this Section shall apply again.

                    (d) Notwithstanding the above, a Competitive Acquirer may continue its competitive activity after it acquires control of a majority of the capital stock of the Seller or an Affiliate of Seller in a sale of stock or merger, except that: (a) the Competitive Acquirer may not, directly or indirectly, engage through the then existing branch network of the Seller and its Affiliates in activity which would be a breach of Section 5.1(a); and (b) if the Competitive Acquirer is not, prior to the sale of stock or merger, conducting competitive activity within 50 miles from where the Company conducts its business, then this Section 5.1 shall prohibit the Competitive Acquirer from engaging in competitive activity within such area.

                    (e) The Seller covenants and agrees that it will not, at any time during the Prohibited Period (except that with respect to trade secrets, the undertakings in this Section 5.1(e) shall be applicable without any time limitation after the date hereof), disclose, directly or indirectly, or make available to any person, or in any manner use for its own benefit, any confidential information or trade secrets relating to the Business, or any information concerning the Seller's or the Buyer's or the Company's financial condition, prospects, customers, franchisees, licensees, suppliers, sources of leads and methods of obtaining new business, distribution methods or any other methods of doing and operating the Business, except to the extent that such information is or becomes, through no action of the Seller, a matter of public knowledge or is required to be disclosed by law, or in any proceedings involving the Seller for which its counsel informs the Seller that such disclosure is required by law (in which case prior to such disclosure the disclosing party shall promptly provide prior written notice of such required disclosure to the Buyer in order to afford the Buyer the opportunity to seek an appropriate protective order preventing such disclosure).

         The Buyer covenants and agrees that it will not (and will cause its Affiliates not to), at any time during the Prohibited Period (except that with respect to trade secrets, the undertakings in this Section 5.1(e) shall be applicable without any time limitation after the date hereof), disclose, directly or indirectly, or make available to any person, or in any manner use for its own benefit, any confidential information or trade secrets relating to the Excluded Business, or any information concerning the Seller's or its Affiliates financial condition, prospects, customers, franchisees, licensees, suppliers, sources of leads and methods of obtaining new business, distribution methods or any other methods of doing and operating the Excluded Business, except to the extent that such information is or becomes, through no action of the Buyer or one of its Affiliates, a matter of public knowledge or is required to be disclosed by law, or in any proceedings involving the Buyer for which its counsel informs the Buyer that such disclosure is required by law (in which case prior to such disclosure the disclosing party shall promptly provide prior written notice of such required disclosure to the Seller in order to afford the Seller the opportunity to seek an appropriate protective order preventing such disclosure) and except to the extent that such information as is required to operate the Business in the normal course and in a manner consistent with the operation of the Business prior to the Closing.

                    (f) The Buyer and the Seller shall consult with each other prior to issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

                    (g) The Seller acknowledges and agrees that a breach by it of any of the provisions of this Section 5.1 will cause irreparable harm and damage to the Buyer and that, in the event of such breach, the Buyer shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations of the Seller hereunder without the necessity of proving such irreparable harm or damage or the inadequacy of remedies at law and without the necessity of posting any bond.

         The Buyer acknowledges and agrees that a breach by it of any of the provisions of this Section 5.1 will cause irreparable harm and damage to the Seller and that, in the event of such breach, the Seller shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations of the Buyer hereunder without the necessity of proving such irreparable harm or damage or the inadequacy of remedies at law and without the necessity of posting any bond.

                    (h) The Seller acknowledges and agrees that each provision of this Section 5.1 shall be treated as a separate and independent clause, and the unenforceability by any one clause shall in no way impair the enforceability of any of the other clauses herein. Furthermore, if one or more of the provisions contained in this Section 5.1 shall for any reason be held to be excessively broad as to geographical scope, duration, activity or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, as the case may be, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

               5.2 [RESERVED]

               5.3 Transition Services Agreement. The Seller shall cause to be executed and delivered to the Buyer at or prior to the Closing that certain Transition Services Agreement, between the Company and the Seller, in the form annexed hereto as Exhibit 5.3.

               5.4 Master Lease. Concurrently herewith, the Seller and the Company are entering into a lease (the "Master Lease") in the form set forth on
Exhibit 5.4(a) which will be deemed to be a Lease under this Agreement leasing the real property set forth on Schedule 5.4 which will be deemed to be Leased Real Property under this Agreement.

               5.5 Taxes.

                    (a) The Company and the Seller shall join with the Buyer in making an election under Code Section 338(h)(10) and any corresponding election under state and local Law with respect to the purchase of the Company's stock (the "Section 338(h)(10) Election"). The Seller will include any income, gain, loss, deduction or other Tax items resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable Law.

                    (b) The Buyer and Seller agree that the purchase price (as set forth in Section 2 hereof) and the liabilities of the Company shall be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in accordance with the requirements of Code Section 338. The Buyer and the Seller shall file all Tax Returns (including any claims for refund) in a manner consistent with such allocation.

                    (c) To the extent permitted under applicable law, the Company and the Buyer shall close or terminate (or cause to be closed or terminated), as of the Closing date, each Tax period relating to the Company or its income, sales, assets, business or other activities.

                    (d) To the extent not filed prior hereto, the Seller shall prepare (or cause to be prepared) each Tax Return required for the Company for each Pre-Closing Period in accordance with applicable Law. At least twenty (20) days prior to which a Tax Return for a Pre-Closing Period is due (including any extensions), the Seller shall deliver such Tax Return to the Buyer for the purpose of making reasonable changes and revisions to such Tax Return prior to filing. At least three (3) days prior to the date on which such Tax Return is due to be filed (including any extensions) with the appropriate tax Authority pursuant to applicable Law, the Seller shall pay to the Buyer an amount equal to the Taxes due with respect to such Tax Return (as reasonably revised by the Buyer) and the Buyer shall file such Tax Return.

                    (e) The Buyer shall prepare and file each Tax Return required for the Company for each Post-Closing Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Tax Return for a Post-Closing Period is due (including any extensions), the Buyer shall deliver such Tax Return to the Seller for the purpose of making reasonable changes and revisions to such Tax Return prior to filing. At least three (3) days prior to the date on which Tax Return is due to be filed (including any extension), the Seller shall pay to the Company an amount equal to the Taxes on such Tax Return to the extent such Taxes relate to the portion of such Post-Closing Period ending on and including the Closing Date.

                    (f) Notwithstanding the above, the Seller shall prepare all consolidated or combined returns relating to or including the Company for any Pre-Closing Period and shall pay all Taxes shown on such consolidated or combined returns.

                    (g) In the case of a Tax payable for a Post-Closing Period, the portion of such Tax that relates to the portion of Post-Closing Period ending on and including the Closing Date shall (i) in the case of a Tax (other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts) be deemed to be the amount of such Tax for the entire Post-Closing Period multiplied by a fraction the numerator of which is the number of days in the Post-Closing Period ending on and including the Closing Date and the denominator of which is the number of all of the days in the Post-Closing Period, and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount which would be payable if the Post-Closing Period ended on the Closing Date. Any credits relating to a Post-Closing Period shall be taken into account as though the Post-Closing Period ended on the Closing Date.

                    (h) Each party shall promptly forward to the other a copy of all written communications from any Tax Authority received relating to any Pre-Closing Period for which the Company or the Buyer is or may be liable.

                    (i) After the Closing Date, the Buyer and the Seller shall each make available to the other, upon reasonable request, all information, records or other documents relating to any Tax relating to the Company, and (i) the Seller and the Buyer shall preserve all such information, records or other documents until the date that is six (6) months after the expiration of the statute of limitations applicable to such Tax, and (ii) the Seller agrees to give to the Buyer a reasonable written notice prior to transferring, destroying or discarding any such information, records or documents and, to the extent the Buyer so requests, the Seller shall permit the Buyer to take possession of such information, records and documents. In addition, the Buyer and the Seller shall cooperate with each other upon request in connection with all matters relating to the preparation of any Tax Returns relating to the Company and in connection with any Proceeding (including any Tax Proceeding) referred to in this provision. Any investigation, review, comment or discussion by the Buyer related to or in connection with the payment of Taxes, the preparation of Tax Returns or drafts of Tax Returns, the filing of Tax Returns, any Tax Proceeding or any provision of this Section 5.5 shall not affect the indemnity provisions of
Article 7 or limit the scope of such provisions (including but not limited to Section 7.1) in any way, or affect any other representations, warranties or obligations of the Company or Shareholder. Each party shall bear its own costs and expenses in complying with the provisions of this Section 5.5(h).

                    (j) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, the Buyer will join in the execution of any such Tax Returns or other documentation.

                    (k) If the Company receives a refund of taxes for any Tax Period ending on or prior to the Closing Date, the Buyer shall promptly pay to the Seller the amount of such refund attributable to the Tax Period ending on or prior to the Closing Date. The Seller shall not make or request a refund of any Taxes paid by, on behalf of, or attributable to the Company, unless the Buyer, in its sole discretion, consents. The Buyer shall not be obligated to seek or request any refund.

               5.6 Termination of Agreements and Seller's Release.

                    (a) Effective as of the Closing Date, except for any obligations arising out of this Agreement and other Transaction Documents, all contracts, commitments and understandings (collectively, the "Terminated Contracts") of whatever nature (including contracts or understandings relating to the sale, licensing, leasing or supply of goods or services, and whether oral or in writing), between the Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall be terminated automatically without liability to any party.

                    (b) As soon as commercially practicable but in no event later than February 15, 2003, the Seller, at its own cost and expense, shall substitute itself or one of its Affiliates as the guarantor on the Guarantee (retroactive to January 1, 2003) and shall obtain a release and termination of the Company's obligations under the Guarantee (retroactive to January 1, 2003).

                    (c) Except as otherwise provided in this Agreement, the Seller, for itself, its Affiliates (other than the Company) and their respective representatives in their capacities as such (together, in each case, with their successors), effective as of the Closing Date, releases and discharges the Buyer, the Company, each of their Affiliates and each of their respective representatives in their capacities as such (together, in each case, with their respective successors) from any and all liabilities, obligations and losses (whether by contract, in tort or both, and whether in law, in equity or both), rights of subrogation and contribution and remedies of any nature whatsoever, known or unknown, relating to or arising out of: (i) the Guarantee; (ii) the Terminated Contacts, and (iii) any other dealings or relationships, existing at or prior to the Closing, between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand.

               5.7 Contribution of Assets. Simultaneously with the Closing, the Seller, its Affiliates and other Persons affiliated with them shall contribute to the Company the assets set forth in Schedule 5.7.

               5.8 Required Consents. The Seller shall furnish to the Buyer at the Closing all Required Consents. The Seller and/or the Company shall promptly provide (i) copies of all filings made with any Governmental Entity or other Person or any other information supplied in connection with this Agreement and the transactions contemplated hereby and (ii) all Consents obtained from any party to any Contract or any Lease and any Approval with respect to the Leased Real Property.

               5.9 Bill of Sale, Assignment and Assumption. At the Closing, the Company shall assign by dividend to the Seller the Excluded Business and the Excluded Assets set forth in Schedule 5.9, and the Seller shall accept such assignment and shall assume the Excluded Liabilities, all in accordance with that certain Bill of Sale, Assignment and Assumption Agreement between the Company and the Seller, in the form annexed hereto as Exhibit 5.9.

               5.10 [RESERVED].

               5.11 Change of Name. (a) Promptly following the Closing Date, the Buyer shall cause the name of the Company to be changed so that it does not include the words "Fifth", "Third" or any combination thereof and shall cancel and cease to use any assumed name currently using the words "Fifth" or "Third".

                    (b) Effective for a period of 60 days following the Closing, the Seller hereby grants the Buyer the non-exclusive, royalty-free, non-assignable right to use the "Fifth Third Insurance" name for the limited purpose of transitioning the Business to the Buyer. The Buyer shall not, and shall cause the Company to not, use "Fifth Third Insurance" in any written materials, excluding routine or billing correspondence to customers, a Governmental Entity, insurance carriers or other vendors, without the Seller's prior written approval.

               5.12 Conduct of Business. From the date hereof through the Closing Date, except as otherwise contemplated by this Agreement and other Transaction Documents, the Seller shall cause the Company to conduct its business in the ordinary course, consistent with past practice, and the Seller shall cause the Company not to (without the prior written consent of the Buyer, which shall not be unreasonably withheld):

                    (a) amend its articles of incorporation or bylaws;

                    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities;

                    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) to the Seller or any other Person or otherwise in respect of its capital stock or redeem or otherwise acquire any of its securities, or make any payments or distributions to or on behalf of the Seller, any of the Seller's Affiliates, any Person to which the Company has any liability (other than trade accounts payable and other liabilities incurred in the ordinary course of business and liabilities incurred in connection with this agreement) or any officer or director of the Company;

                    (d) make or incur any capital expenditure, lease or commitment for additions to property, plant, equipment or other capital assets in excess of $10,000;

                    (e) except in the ordinary course of business consistent with past practice, amend, waive, surrender, terminate, exercise any right or option under or extend or renew any Contract or Lease;

                    (f) acquire, lease or dispose of any of its assets except in the ordinary course of business and consistent with past practice;

                    (g) take any action to terminate or amend any of its Plans;

                    (h) take or suffer any action that would result in the creation, or consent to the imposition, of any Encumbrance on any of its assets (unless such Encumbrance is promptly discharged at the sole expense of the Company);

                    (i) incur or assume any indebtedness other than trade payables incurred in the ordinary course of business; (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other Person; or (ii) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person; or

                    (j) enter into any Contract to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

               5.13 Access and Information. After the date hereof through the Closing Date, the Seller shall, and shall cause its officers, directors, employees, agents, accountants and counsel to, upon reasonable notice, (a) afford the Buyer and its representatives reasonable access, during normal business hours, to (i) the properties of the Company, and (ii) those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company's business, and (b) furnish to the Buyer and its representatives such additional information regarding the Company as the Buyer may reasonably request.

               5.14 Public Statements. From and after the date hereof, the Seller shall not make any public announcement with respect to, or reveal the terms or status of any of, the Transaction Documents, the Buyer Acquisition Agreements or the transactions contemplated thereby, except as required by Law.

               5.15 Exclusivity. From and after the date hereof until the earlier to occur of the Closing and the termination of this Agreement as provided in Section 8, the Seller shall not, and shall not permit his Affiliates or representatives to, directly or indirectly, (a) solicit or participate in discussions with any third party that involves the disposition of all or any portion of the Company or its stock or any business combination of any kind involving the Company, or (b) furnish to any Person (other than the Buyer and its Affiliates) any information with respect to the foregoing except to professionals representing the Seller. If the Seller receives or becomes aware of any offer or proposed offer for such disposition, the Seller shall promptly notify the Buyer and shall provide the Buyer with the details thereof.

               5.16 Participation of Employees in Plans. Seller maintains medical and dental plans, and long term disability benefits and a premium conversion portion of a cafeteria plan intended to satisfy section 125 of the Code covering ("cafeteria plan"), among others, the employees of the Company ("Seller's Health Plans"). Following the Closing Date and for a period of 60 days thereafter (or for a shorter period, at the Buyer's option) ("Continuation Coverage Period"), the Buyer and Company hereby adopt plans identical in substantive benefits to the Seller's Health Plans ("Buyer's Health Plans") (but not any flexible or dependent care spending accounts) only for the benefit of Company employees (and their eligible dependents), effective on the Closing; provided, that the Buyer's Health Plans shall in all cases for purposes of the Code and ERISA be treated as a separate plan spun-off from the Seller's Health Plans. Buyer and Company hereby adopt as of the Closing the respective Seller's Health Plans documents to serve as the plan documents which document the Buyer's Health Plans, provided, however, that
(i) the name of the Seller shall be deleted from the Buyer's Health Plans, (ii) the Company shall be substituted in each and every place where the name of the Seller appeared and was deleted, (iii) notwithstanding any provision in the Buyer's Health Plans to the contrary, only employees (and their eligible dependents) of the Company shall be eligible to participate in the Buyer's Health Plans, and (iv) all elections made under the Seller's Health Plans by participants before Closing may (in the sole discretion of the Buyer timely communicated to Seller) continue to apply under the Buyer's Health Plans as if such elections were made under the Buyer's Health Plans. The proper officers of Buyer are authorized, empowered, and directed to take such action or amend such other plans of Buyer or Company as may be necessary to transition the employees of the Company into any other of Buyer's or Company's health plans at the end of the Continuation Coverage Period, including, without limitation, the establishment or amendment of any new benefit programs or plans for employees of Company, and any such benefit programs, plans or amendments are adopted by the Company and Buyer without further action.


             Notwithstanding any provision of this Section 5.16 to the contrary, Buyer shall use its best efforts commencing on Closing Date to secure long-term disability coverage and health and dental coverage for the Company employees under another of Buyer's plans within thirty (30) days from the date of Closing. The proper officers of the Buyer and Seller shall be and are authorized, empowered and directed to take all action and to cooperate with each other with regard to the Buyer's Health Plans.

         Each and all of the Buyer's Health Plans shall terminate as determined by a proper officer of Buyer within sixty (60) days of the Closing, or if no officer terminates such Buyer's Health Plans within that sixty (60) day period, each of the Buyer's Health Plans, respectively, shall automatically terminate at the end of the sixtieth (60th) day following the Closing, or if earlier, the date that alternative coverage with respect to each of the respective Buyer's Health Plans is secured as provided in the directly preceding paragraph. Notwithstanding the preceding sentence, the Buyer's cafeteria plan established pursuant to this Section 5.16 shall terminate as determined by a proper officer of the Buyer at any time during or at the end of the sixty (60) day Continuation Coverage Period. For the Continuation Coverage Period, the Seller shall provide such reasonable administrative services under the Buyer's Health Plans as may be reasonably requested by Buyer for such period.

         The Buyer shall reimburse the Seller for the actual premiums incurred by Seller with respect to third-party insurers only, as shown on the books and records of the Seller and determined on the date of Closing under the Seller's Health Plans, which premiums shall equal the amount withheld from participants' salary for payment of benefits under the Buyer's Health Plans and an additional amount equal to Seller's portion of such applicable premium. Such reimbursement shall be made by the Buyer to the Seller promptly after the Seller submits to the Buyer evidence satisfactory to the Buyer as to such premiums; provided, however, that Buyer shall have the right to offset or set-off from any amounts due under this paragraph an amount equal to the amounts which may be due to Buyer from Seller under the directly following paragraph.

         Notwithstanding any provision of this Agreement to the contrary, the Seller shall indemnify Buyer fully and completely (100%) from the first dollar ($1) for all claims for benefits incurred by Buyer or Company under the Buyer's Health Plans attributable to the Continuation Coverage Period, but only the extent such claims under the Buyer's Health Plans are not satisfied by a third-party insurer or provider unrelated to Buyer or the Company; provided, however, between the thirty-first (31st) day of the Continuation Coverage Period and the last day of the Continuation Coverage Period, inclusive, instead of a 100% indemnification by Seller, the Seller shall indemnify the Buyer in an amount equal to 50 cents ($.50) for each dollar of claims (from the first dollar ($1)) for benefits claimed under the Buyer's Health Plans. Such indemnification shall be made by the Seller to the Buyer promptly after the Buyer submits to the Seller evidence satisfactory to the Buyer as to such claims.

          Except as otherwise provided in this Section 5.16, the employees (and their dependents and beneficiaries) of the Company shall no longer be active participants or eligible for benefits in any Employee Benefit Plan of Seller or Seller's ERISA Affiliates after the Closing Date; provided, however that the employees of the Company shall be treated as (i) employed by the Company, (ii) active participants and (iii) eligible for benefits under each and every Plan (and for all Plan purposes) for the entire Closing Date, regardless of when Closing actually occurs during that day.

         The Seller agrees to cooperate, at the reasonable request of the Buyer, and the Buyer agrees to cooperate with Seller with respect to any reasonable request made to Buyer, regarding the transfer of all or any portion of a Plan to the Buyer on or after the Closing, and the Seller agrees, at the reasonable request of Buyer, to amend any Plan to the extent necessary to effectuate distribution of plan benefits to employees of the Company, but only to the extent that the consummation of the transaction contemplated by this Agreement would not otherwise cause or permit full and complete distribution of benefits under such Plan on or after the Closing to employees of the Company.

         All employees of the Company on short-term disability on the date of Closing shall continue as employees of the Seller on and after the Closing Date until such employee's first return to employment with the Company after the Closing Date.

               5.17 Other Actions. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, do, or cause to be done, all things, and execute and deliver all documents, as in each case may be necessary, proper or advisable under applicable Laws or reasonably required in order to consummate the transactions contemplated hereby. Each of the Buyer and the Seller will, and will each cause its representatives to, deliver all documents required to be delivered at the Closing by such persons and entities as required and as set forth in Article 6 hereof.

               5.18 Release. As part of its post-Closing retention and compensation program, the Buyer shall, and shall cause the Company to, use commercially reasonable efforts to obtain from each employee of the Company an executed general release of claims against Seller and its Affiliates (excluding the Company) in a form reasonably acceptable to the Buyer and the Seller.

               5.19 Provision of Financial Information.

                    (a) The Seller, at its own expense, shall, and shall engage its auditors to, prepare and deliver to the Buyer audited financial statements (and auditor's reports thereon) relating to the Business (i.e., not including the Excluded Business, the Excluded Assets and the Excluded Liabilities), for the most recently completed fiscal year of the Seller, meeting the requirements for audited financial statements under GAAP and Regulation S-X ("Regulation S-X") promulgated by the United States Securities and Exchange Commission (the "SEC"), in sufficient in form, scope and substance for filing with a Form 8-K of the Buyer's parent (relating to the transactions covered by this Agreement) and Form 10-K of the Buyer's parent (relating to the annual report). The Seller shall use its best efforts to deliver to the Buyer the audited financial statements described in the proceeding sentence on or before February 15, 2003 but, in no event, later than February 18, 2003.

                    (b) The Seller, at its own expense, shall prepare and deliver to the Buyer within 75 days after the Closing Date unaudited interim financial statements relating to the Business, for the three month periods (in each case) and the cumulative six and nine month periods (as applicable) ending March 31, June 30 and September 30, 2002, respectively, and meeting the requirements of Article 10 of Regulation S-X, in each case sufficient in form, scope and substance for filing with the Buyer's parent first quarter, second quarter and third quarter Form 10-Qs for the fiscal year ending December 31, 2003.

                    (c) In addition to the foregoing, if requested by the Buyer, the Seller, at its own expense, shall, and if requested by the Buyer's parent, shall cause its auditors, within 45 days of such requests, to prepare and deliver to the Buyer any other financial statements, related to fiscal period commencing prior to January 1, 2003, which the Buyer deems necessary for any purpose, including but not limited to the filing of any reports or registration statements with the SEC, the provision of copies of such financial statements to any governmental agency, financial institution, bank or any securities exchange, in each case sufficient in form, scope and substance for such purposes as reasonably determined by the Buyer in its sole discretion.

                    (d) On or prior to the Closing Date, the Seller shall cause the Seller's auditors to deliver to the Buyer a letter from the Seller's auditor (in form and substance acceptable to the Buyer), confirming such auditor's independence in accordance with Independence Standards Board Statement No. 1, and shall engage the Seller's auditors to provide the foregoing financial statements and auditor's reports thereon, and any consents needed in order to include such financial statements and auditor's reports thereon in any governmental filings, including, without limitation, any registration statements to be filed with the SEC. The Buyer will cause the Company to make available to the Seller and Seller's auditors appropriate personnel on a reasonable basis to assist in the preparation of the financial statements and information contemplated by this Section 5.19.

                    (e) The Seller shall direct, at its own expense, its auditors to co-ordinate and co-operate with the Buyer's auditors as to the scope and conduct of any audit services to be rendered in connection with the preparation of any audited or unaudited financial statements required under or as a result of this Agreement and as to the thresholds or other standards to be applied in determining the materiality of any adjustment or other item. In addition, the Seller shall, and shall cause the Seller's auditor to, allow the Buyer's auditor to inspect and review any non-proprietary work papers or other information used or prepared by the Seller's auditors in connection with the preparation of any audited or unaudited financial statement.

               5.20 Proration. Except as otherwise provided herein, for purposes of determining Excluded Liabilities and Retained Liabilities, all deposits, reserves and deferred income and expenses relating to the Business shall be prorated between the Buyer and the Seller in accordance with GAAP as of 11:59 p.m., eastern time, on the Closing Date. Such prorations include, without limitation, all personal property Taxes, business and license fees, utility expenses, amounts due or to become due under contracts, rents, lease payments and similar deferred items.


         6. Conditions Precedent to Closing.

               6.1 Conditions Precedent to the Buyer's Obligations to Close. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing of each of the following conditions:

                    (a) The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date, except for such representations and warranties as are made as of a specific date, which shall be true and correct as of such date.

                    (b) The covenants and agreements of the Seller contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all material respects.

                    (c) The Buyer shall have received a certificate dated the Closing Date and executed by an officer of the Seller, certifying the satisfaction of the conditions set forth in clauses (a) and (b).

                    (d) No event or events shall have occurred between the date hereof and the Closing that, individually or in the aggregate, shall have, or shall be reasonably likely to have, a Material Adverse Effect.

                    (e) No Proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which: (i) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (ii) questions the validity or legality of any transaction contemplated hereby; (iii) seeks to enjoin any transaction contemplated hereby; (iv) seeks material damages on account of the consummation of any transaction contemplated hereby; or (v) is a petition of bankruptcy by or against the Seller or the Company, an assignment by the Company or the Seller for the benefit of its creditors, or other similar Proceeding.

               6.2 Condition Precedent to Seller's Obligations to Close. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of the following conditions:

                    (a) The representations and warranties of the Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct, in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of a specific date, which shall be true and correct as of such date.

                    (b) The covenants and agreements of the Buyer contained in this Agreement and required to be complied with or performed on or before the Closing Date shall have been complied with or performed in all material respects.

                    (c) The Seller shall have received a certificate dated the Closing Date and executed by an officer of the Buyer, certifying the satisfaction of the conditions set forth in clause (a) and (b).

                    (d) No Proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which: (i) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (ii) questions the validity or legality of any transaction contemplated hereby; (iii) seeks to enjoin any transaction contemplated hereby; (iv) seeks material damages on account of the consummation of any transaction contemplated hereby; or (v) is a petition of bankruptcy by or against the Buyer, an assignment by the Buyer for the benefit of its creditors, or other similar Proceeding.

               6.3 Deliveries of the Seller. At the Closing, the Seller shall deliver the following items to the Buyer:

                    (a) The Required Consents;

                    (b) A tax, lien and judgment search of the Company showing no items not disclosed in the schedules to this Agreement;

                    (c) Stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

                    (d) A certificate duly executed by the Secretary of the Seller, attesting, with respect to the Seller, the resolutions duly and validly adopted by the board of directors of the Seller evidencing the authorization of its execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, as to its Articles of Incorporation and Bylaws, and as to the incumbency of each of its executive officers;

                    (e) A certificate with respect to each of the Seller and the Company from the Secretary of the State of Ohio and Indiana, respectively, attesting as to its valid existence thereof as of a date not earlier than two business days prior to the date hereof; and

                    (f) The documents referred to in Sections 5.3, 5.4, 5.9 and 6.1(c).

               6.4 Deliveries of the Buyer. At the Closing, the Buyer shall deliver the following items to the Seller.

                    (a) A certificate of the Secretary of the Buyer certifying the resolutions duly and validly adopted by the board of directors of the Buyer evidencing the authorization of the execution and delivery of this Agreement and the other Buyer Acquisition Agreements and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other Buyer Acquisition Agreements to be delivered hereunder; and

                    (b) The cash payment pursuant to Section 2.2.

         7. Indemnification.

               7.1 Survival of Representations and Warranties. Notwithstanding any right of the Buyer to fully investigate the affairs of the Company and the Seller and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement or in any other Transaction Document. All covenants and agreements of the Seller and the Buyer made in this Agreement or in any other Transaction Document or in any certificate delivered pursuant hereto shall survive, without limitation, the execution and delivery of this Agreement. Except as otherwise provided in this Agreement, all representations and warranties of the Seller and the Buyer shall survive the execution and delivery of this Agreement and shall thereafter continue in full force and effect for a period of two (2) years from the Closing; provided, however, that the representations and warranties made in Sections 3.14 and 3.16 hereof shall survive until ninety (90) days after the expiration of the relevant statutes of limitations and that there shall be no limitation on the survival of the representations and warranties set forth in Section 3.1, Section 3.2 or
Section 3.3 or any representations or warranties fraudulently made in this Agreement or any other Transaction Documents or in any certificate delivered pursuant hereto.

               7.2 [reserved]

               7.3 Indemnification by the Seller. The Seller shall indemnify and defend each of the Company and the Buyer and each of their respective successors, transferees, assignees, officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Buyer Indemnitee") against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, deficiency, damage, Tax or expense including, without limitation, interest, penalties, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages"), that any Buyer Indemnitee may suffer or incur based upon, attributable to, arising from, relating to or in connection with any of the following (whether or not in connection with any third party claim):

                    (a) The inaccuracy of any representation or warranty (other than the representations and warranties set forth in Section 3.1, Section 3.2,
Section 3.3 or Section 3.21, made by the Seller contained in this Agreement or in any other Transaction Documents;

                    (b) The Seller's failure to perform or to comply with any covenant or agreement required to be performed by the Seller contained in any Transaction Document;

                    (c) The Excluded Liabilities;

                    (d) Any brokerage, finder's fee or the like incurred as a result of the actions of the Seller in connection with the transactions herein contemplated;

                    (e) The ownership or operation of the Business prior to the Closing, or the ownership, operation or transfer of the Excluded Assets at any time or the ownership, operation or transfer of the Excluded Business at any time;

                    (f) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 or Section 3.21;

                    (g) Any Tax Item;

                    (h) The ownership, operation or transfer of the Reinsurance Company or the guarantee of any contract or other obligation of the Reinsurance Company, including the Guarantee; or

                    (i) Any material reduction in the size and scope of the Excluded Business resulting in a Material Adverse Effect.

               7.4 Indemnification by the Buyer. The Buyer shall indemnify and defend the Seller and its agents, advisors or representatives (each, a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any Damages that any Seller Indemnitee may suffer or incur, based upon, attributable to, arising from, relating to or in connection with any of the following:

                    (a) The inaccuracy of any representation or warranty made by the Buyer contained in any Buyer Acquisition Agreement;

                    (b) The Buyer's failure to perform or to comply with any covenant or agreement required to be performed by the Buyer contained in any Buyer Acquisition Agreement;

                    (c) Any brokerage, finder's fee or the like incurred as a result of the actions of the Buyer in connection with the transactions herein contemplated; or

                    (d) The operation of the Business after the Closing (including the use by the Company of the Fifth Third Insurance name after Closing), except as to matters which emanate from the breach by the Seller of its representations, warranties, covenants or agreements hereunder.

               7.5 Limitations on Liability.

                    (a) Notwithstanding the foregoing, the Seller shall not be obligated to indemnify and hold harmless any Buyer Indemnitee from Damages under clause (a) of Section 7.3 (which are not also Damages under clauses (b) through (i) of Section 7.3) unless and until the aggregate amount of such Damages exceeds $200,000, and the Buyer shall not be obligated to indemnify and hold harmless any Seller Indemnitee from Damages under clause (a) of Section 7.4 (which are not also Damages under clauses (b) through (d) of Section 7.4) unless and until the aggregate amount of such Damages exceeds $200,000. The aggregate indemnification liability of the Seller for Damages under clause (a) of Section
7.3 (which are not also Damages under clauses (b) through (i) of Section 7.3) shall not exceed the Purchase Price.

                    (b) Any indemnification payment made pursuant to this Agreement in respect of any claim (i) shall be net of any insurance proceeds realized by and paid to the indemnified party in respect of such claim; and (ii) shall be reduced by an amount equal to any tax benefits attributable to such claim, and increased by an amount equal to any taxes attributable to the receipt of such payment, but only to the extent that such tax benefits are actually realized, or such taxes are actually paid, as the case may be, by the Seller or by the Buyer or by any consolidated, combined, or unitary group of which the Buyer or the Seller is a member. The indemnified party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section. Any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price.

               7.6 Indemnification Procedures.

                    (a) Promptly after notice to an indemnified party of any claim or the commencement of any Proceeding, including any Proceeding by a third party, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this Article 7, give written notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

                    (b) In the case of any such Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, provided, however, that (i) the indemnifying party provides the indemnifying party with a written representation to the effect that the indemnified party has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (ii) the liability claim solely seeks (and continues to seek) monetary damages; and (iii) the indemnifying party expressly agrees in writing that, as between the indemnifying party and the indemnified party, the indemnifying party shall be solely obligated to satisfy and discharge the liability claim in accordance with this Agreement (the conditions set forth in clauses (i) through (iii) are collectively referred to as the "Litigation Conditions") and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof and compliance with the

Litigation Conditions, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party). Anything in this Section 7.6 (b) notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense.

                    (c) If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. If the indemnifying party shall (x) fail promptly and diligently to assume the defense of any Proceeding, or (y) the Litigation Conditions cease to be met, then the indemnified party may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

                    (d) The liability of an indemnifying party to indemnify the indemnified party for Damages shall be limited to claims as to which the indemnified party has given written notice on or prior to the expiration of the applicable survival periods set forth in Section 7.1.

               7.7 No Double Recovery. The Buyer shall not be entitled to indemnification to the extent that it is compensated as part of an adjustment under Section 2.3(c).

           8. Termination

               8.1 This Agreement may be terminated at any time prior to the
Closing:

                    (a) by the mutual agreement of the Buyer and the Seller;

                    (b) by the Buyer or the Seller giving written notice to such effect to the other party hereto if the Closing shall not have occurred on or before December 31, 2002 (the "Expiration Date"), or such later date as the parties shall have agreed upon prior to the giving of such notice;

                    (c) by the Seller or the Buyer, in the event of an inaccuracy of any representation or warranty of the Buyer or the Seller, respectively, contained herein or non-compliance by the Buyer or the Seller, respectively, with any of their covenants contained herein, which such inaccuracy or non-compliance causes any of the conditions precedent to the obligations of the Buyer in Section 6.1 or of the Seller in Section 6.2, respectively, to become incapable of being satisfied, provided that such inaccuracy or non-compliance is not cured by the respective party within 10 days after receipt of written notice thereof from the other party.

               8.2 Upon termination of this Agreement pursuant to Section 8.1, all obligations of the parties shall terminate, provided, however, that (i) no such termination shall relieve the Seller of any liability to the Buyer, or the Buyer of any liability to the Seller, by reason of any breach of or default under this Agreement, and (ii) the parties shall not publicly disclose, and the parties shall cause their Affiliates not to publicly disclose, the proposed terms and conditions set forth herein or any non-public information regarding the other party, except as may be required by Law.

          9. Definitions

               9.1 For purposes of this Agreement, the following definitions shall apply:

                    (a) "Accounts Receivable" means the Company's customer premium and direct bill accounts receivable relating to the Business, net of any unearned commission reserves maintained in accordance with SAB 101.

                    (b) "Accounts Receivable Component" means the Accounts Receivable of the Company as of the Closing Date.

                    (c) "Affiliate" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with the such Person.

                    (d) "Agency Revenue" has the meaning set forth in Section 2.5(b).

                    (e) "Agreement" means this Stock Purchase Agreement.

                    (f) "Approvals" means all licenses, permits and certificates of occupancy for any Real Property.

                    (g) "Business" means, at any particular time, the business activities and operations associated with the Company's insurance agency operations, other than the operations related to the Excluded Business.

                    (h) "Buyer" means Hub U.S. Holdings, Inc., a Delaware corporation.

                    (i) "Buyer Acquisition Agreements" has the meaning set forth in Section 4.2.

                    (j) "Buyer Indemnitee" has the meaning set forth in Section 7.3.

                    (k) "Cash Component" means the actual amount of cash and cash equivalents of the Company as of the Closing Date.

                    (l) "Change of Control" shall mean, with respect to any Person, (i) a sale of the majority of such Person's capital stock to a Person that was not an Affiliate of such Person prior to such sale, or (ii) the result of a merger of such Person with an entity that is not an Affiliate in which a majority of the capital stock of such Person is transferred to a Person that was not an Affiliate of such Person prior to such merger.

                    (m) "Closing" means the consummation of the transactions contemplated by this Agreement.

                    (n) "Closing Date" means the date on which the Closing occurs.

                    (o) "Closing Financial Statements" has the meaning set forth in Section 2.3(a).

                    (p) "COBRA" has the meaning set forth in Section 3.9(h).

                    (q) "Code" means the Internal Revenue Code of 1986, as amended.

                    (r) "Company" means Fifth Third Insurance Services, Inc., an Indiana corporation or any successor thereto or transferee thereof.

                    (s) "Competitive Acquirer" means a single entity which (i) engages in business operations that would breach the provisions of Section 5.1(a) if the entity were an Affiliate of the Seller, (ii) acquires more than a majority of the capital stock of the Seller or an Affiliate in a transaction constituting a Change of Control, and (iii) is not a direct or indirect holder of 2% or more of the capital stock of the Seller or an Affiliate prior to such acquisition.

                    (t) "Consent" has the meaning set forth in Section 3.4(b).

                    (u) "Contract" has the meaning set forth in Section 3.4(a).

                    (v) "Damages" has the meaning set forth in Section 7.3.

                    (w) "Employee Benefit and Plans" has the meaning set forth in Section 3.9

                    (x) "Encumbrance" has the meaning set forth in Section
3.2(a).

                    (y) "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

                    (z) "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil pursuant to or relating to any applicable Environmental Law by any Person (including, but not limited to, any Governmental Entity, Person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential: (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, Personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal.

                    (aa) "Environmental Law" means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, Personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

                    (bb) "Environmental Permit" means any Licenses or Consents required by any Governmental Entity under or in connection with any Environmental Law.

                    (cc) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    (dd) "ERISA Affiliate" has the meaning set forth in Section 3.9(a).

                    (ee) "Estimated Accounts Receivable Component" means the amount of $6,166,220.

                    (ff) "Estimated Cash Component" means the amount of $473,033.

                    (gg) "Estimated Payables Component" means the amount of $6,639,253.

                    (hh) "Excluded Assets" means the items listed on Schedule
5.9 hereto.

                    (ii) "Excluded Business" means the operations, assets and obligations relating to the placement or sale of life insurance (including variable products and annuities) currently placed through Fifth Third Bank's Investment Advisors Division, its Retail and Consumer Banking Network, and/or Fifth Third Securities, credit insurance, and title insurance, and not accounted for in the financial statements of the Business.

                    (jj) "Excluded Liabilities" means all liabilities and obligations of the Company, except for Retained Liabilities.

                    (kk) "Expiration date" has the meaning set forth in Section 8.1(b).

                    (ll) "Fixed Amount Component" means the fixed amount of $37.0 million.

                    (mm) "GAAP" has the meaning set forth in Section 2.3(a).

                    (nn) "Governmental Entity" means any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any foreign, federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch.

                    (oo) "Guarantee" means the Company's guarantee of certain obligations of the Reinsurance Company to the insurer disclosed on Schedule 3.13.

                    (pp) "Hazardous Substance" means any chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

                    (qq) "Hub" means Hub International Limited, a corporation formed under the laws of Ontario.

                    (rr) "Intellectual Property" means all rights to service customer accounts, trademarks, trade names, service marks, service names, domain names, uniform resource locators (URLs), keywords, logos, assumed names, copyrights, mask works, patents, know-how and all applications therefor, trade secrets and invention disclosures, that are owned by the Seller, the Company or any other Person and used by the Company in the operation of its business.

                    (ss) "Interim Financial Statements" has the meaning set forth in Section 3.5(a).

                    (tt) "International Employee Plan" has the meaning set forth in Section 3.9(w).

                    (uu) "IRS" has the meaning set forth in Section 3.9(a).

                    (vv) "Latest Balance Sheet" has the meaning set forth in
Section 3.5(a)

                    (ww) "Laws" or "Law" means all applicable criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, policies, guidance documents, writs, judgments, decrees, injunctions, or agreements of any Governmental Entity.

                    (xx) "Lease" means all leases, subleases, licenses and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property.

                    (yy) "Leased Real Property" means the land, buildings and improvements covered by any Lease.

                    (zz) "License" has the meaning set forth in Section 3.8(c).

                    (aaa) "Litigation Conditions" has the meaning set forth in
Section 7.6. (bbb) "Master Lease" has the meaning set forth in Section 5.4.

                    (ccc) "Material Adverse Effect" has the meaning set forth in
Section 3.6(b).

                    (ddd) "Material Contracts" has the meaning set forth in
Section 3.13(a).

                    (eee) "Negotiation Period" has the meaning set forth in
Section 5.2(b).

                    (fff) "Non-Valued Receivables" has the meaning set forth in
Section 2.4(b).

                    (ggg) "Obligations" has the meaning set forth in Section 10.12(a).

                    (hhh) "Owned Real Property" means all real property, buildings, structures and other improvements located thereon owned by the Company.

                    (iii) "Payables Component" means the Trade Payables of the Company as of the Closing Date.

                    (jjj) "PBGC" has the meaning set forth in Section 3.9(a).

                    (kkk) "Person" means any natural person or legal person (including, but not limited to, a corporation, joint stock company, limited liability company, partnership, joint venture, association, estate, trust, government or governmental authority, agency or instrumentality) or any group of any of natural or legal persons acting in concert.

                    (lll) "Personal Property" means all machinery, equipment, tooling and other tangible Personal property owned or leased by the Company and used in the conduct of its business (other than items of inventory), as listed in the fixed assets ledger of the Company.

                    (mmm) "Plan" has the meaning set forth in Section 3.9(a).

                    (nnn) "Pre-Closing Period" means any Tax period ending on or before the Closing Date.

                    (ooo) "Post-Closing Period" means any Tax period ending after the Closing Date.

                    (ppp) "Proceeding" has the meaning set forth in Section 3.8(a).

                    (qqq) "Pro Forma Adjusted Balance Sheet" has the meaning set forth in Section 3.5(c).

                    (rrr) "Prohibited Period" has the meaning set forth in
Section 5.1(a).

                    (sss) "Regular Financial Statements" has the meaning set forth in Section 3.5(a).

                    (ttt) "Regulation S-X" has the meaning set forth in Section 5.19.

                    (uuu) "Reinsurance Company" means Fifth Third Reinsurance Company, Ltd., a Turks & Caicos corporation.

                    (vvv) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

                    (www) "Required Consents" means any Consent as defined in
Section 3.4(b) and set forth on Schedule 3.4(b) hereof.

                    (xxx) "Retained Liabilities" means (1) the Seller's executory obligations arising after the Closing Date with respect to the Contracts listed on Schedule 3.13 or entered into in the ordinary course of the Business; (2) Trade Payables; and (3) the non-financial obligations of the Seller under restrictive covenants set forth on Schedule 3.23.

                    (yyy) "Section 338(h)(10) Election" has the meaning set forth in Section 5.5(a).

                    (zzz) "SEC" has the meaning set forth in Section 5.19.

                    (aaaa) "Seller" means Fifth Third Financial Corp., an Ohio corporation.

                    (bbbb) "Seller Indemnitee" has the meaning set forth in
Section 7.4.

                    (cccc) "Severance Plans" has the meaning set forth in
Section 3.9(l)

                    (dddd) "Shares" has the meaning set forth in the Preamble.

                    (eeee) "Site" means any of the real properties currently or previously owned, leased, used or operated by the Company, any predecessors of the Company or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater thereat.

                    (ffff) "Tax" means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or Personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg. Section 1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

                    (gggg) "Tax Authority" means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

                    (hhhh) "Tax Item" means each of the following items (or any combination thereof):

                      (i) Any extension of time within which to file any Tax Return in respect of any Pre-Closing Period which has not since been filed with respect to the Company, its income or assets;

                      (ii) Any Taxes of the Company for any Pre-Closing Period or the portion of any Post-Closing Period ending on the Closing Date;

                      (iii) Any Section 338(h)(10) Election (in whole or in part) made pursuant to this Agreement;

                      (iv) To the extent attributable to any Pre-Closing Period or any transaction occurring prior to or circumstances existing on or before the Closing Date, any Tax as a transferee or successor of any Person (including, but not limited to, any liability arising under Treas. Reg. Section 1.1502-6) or under any Tax allocation, Tax indemnification or Tax sharing contract or agreement in effect on or prior to the Closing Date;

                      (v) Any pending, proposed, or threatened Tax Proceedings with respect to any Tax for which the Company is or may be liable, the payment, collection or withholding of any Tax by the company or any Tax Return filed by or on behalf of the Company for any Pre-Closing Period or the portion of any Post-Closing Period ending with the Closing Date;

                      (vi) Any waivers or extensions or requests for waivers or extensions of the time within which unpaid Tax may be assessed or asserted against the Company relating to any Pre-Closing Period or the portion of any Post-Closing Period ending with the Closing Date;

                      (vii) With respect to any Tax for which the Company is or may be liable or with respect to the Company's income, sales, assets or business, any request for information or documents from any Tax Authority;

                      (viii) With respect to any Tax for which the Company is or may be liable or with respect to the Company's income, sales, assets or business, any agreement with any Tax Authority;

                      (ix) Any adjustment or change in the Company's accounting method in effect on or before the Closing Date or any request, demand, or proposal from a Tax Authority to adjust or change any accounting method received on or before the Closing Date;

                      (x) Any adjustment pursuant to Code Section 481(a) (or any similar provision of applicable law) by reason of a change in accounting method occurring on or before the Closing Date; or

                      (xi) With respect to the company or its income, sales, assets or business, any deferral of any income to a period after the Closing Date that has economically accrued prior to the Closing Date or any acceleration of any deductions into a period ending on or before the Closing Date that economically accrues after the Closing Date other than as a result of the transactions contemplated by this Agreement.

                    (iiii) "Tax Proceeding" means any audit, examination, review, reassessment, litigation or other administrative or judicial proceeding relating to any Tax for which the Company is (or is asserted to be) or may be liable, the collection, payment or withholding of any Tax, or any Tax Return filed by or on behalf of the Company.

                    (jjjj) "Tax Return" means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority.

                    (kkkk) "Terminated Contracts" has the meaning set forth in
Section 5.6.

                    (llll) "Title Defects" means any mortgage, deed of trust, lien, pledge, security interest, claim, lease, sublease, option, right of first refusal, easement, restrictive covenant, encroachment, survey defect, encumbrance, restriction, limitation or document of record.

                    (mmmm) "Trade Payables" means the Company's normal course accounts payable that relate to amounts owing to insurance carriers for premiums for insurance policies placed on behalf of customers of the Business.

                    (nnnn) "Transaction Documents" has the meaning set forth in
Section 3.3.

                    (oooo) "Valued Receivables" has the meaning set forth in
Section 2.4(a).

                    (pppp) "WARN" has the meaning set forth in Section 3.22(c).

           10. Miscellaneous.

               10.1 Transaction Fees and Expenses. Each party shall bear such costs, fees and expenses as may be incurred thereby in connection with this Agreement and the transactions contemplated hereby.

               10.2 Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail, or (c) by Personal delivery to such party at the following address:

         if to any of the Buyer, to:

                  Hub U.S. Holdings, Inc.
                  55 East Jackson Boulevard
                  Chicago, IL  60604
                  Attention:  W. Kirk James, Esq.
                  (312) 279-4881

                  With a  copy to:

                  Hub International Limited
                  55 East Jackson Boulevard
                  Chicago, IL  60604
                  Attention:  W. Kirk James, Esq.
                  (312) 279-4881


                  With a  copy to:

                  Jenkens & Gilchrist Parker Chapin LLP
                  The Chrysler Building
                  405 Lexington Avenue
                  New York, NY  10174
                  Attention:  Mark A. Limardo, Esq.
                  (212) 704-6046
         if to the Seller:

                  General Counsel
                  Fifth Third Bancorp
                  38 Fountain Square Plaza
                  Cincinnati, OH  45263
                  Attention:  Paul Reynolds, Esq.
                   (513) 534-4370


                  With a copy to:

                  Warner Norcross & Judd LLP
                  900 Fifth Third Center
                  111 Lyon Street, N.W.
                  Grand Rapids, MI  49503-2487
                  Attention:  Michael P. Lunt, Esq.
                  (616) 752-2000



or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section.

               10.3 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

               10.4 Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

               10.5 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law provisions, except to the extent precluded by federal law of mandatory application. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Process in any proceeding may be served on any party anywhere in the world by registered mail.

               10.6 Remedies. In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance. All remedies hereunder are cumulative and not exclusive. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

               10.7 Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

               10.8 Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby and to act reasonably and in good faith to effectuate the smooth transaction of the Business and the inter-relationship of the parties post-Closing.

               10.9 Assignment.

                    (a) This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no Person who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned, except by a written agreement executed by the parties hereto or their respective successors and assigns.

                    (b) Notwithstanding the foregoing, the Buyer (including each subsequent assignee of the Buyer) shall have the right to assign any or all of its rights and obligations under this Agreement and the other Buyer Acquisition Agreements to any other Person who acquires all or substantially all of the assets and business of the Buyer (or a subsequent assignee of the Buyer) or to any other Person who is an Affiliate of the Buyer, subject in each case to the assumption in writing, and in a form reasonably acceptable to the Seller (which acceptance by the Seller shall not be delayed), by such Person of all of the Buyer's obligations hereunder and delivery of such assumption to the Seller within five (5) business days of the execution thereof; provided that any such assignment shall not relieve the assignor from its obligations under this Agreement.

                    (c) Notwithstanding any provision of this Agreement to the contrary, the Seller hereby acknowledges and agrees that all of the covenants, representations, warranties and indemnities of the Seller under this Agreement and under any other Transaction Document, may be collaterally assigned to any and all lenders to the Buyer or any of its Affiliates, any and all of whom may enforce their rights and remedies in connection with any such collateral assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity, subject to the terms of this Agreement and the other Transaction Documents, and all counterclaims and defenses the Seller may have against the Buyer; provided that any such assignment shall not relieve the assignor from its obligations under this Agreement.

               10.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

               10.11 No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

               10.12 Guarantee. (a) By executing this Agreement, Hub International Ltd. hereby guarantees to Seller the due and prompt payment and performance of all obligations, covenants and agreements contained in this Agreement to be performed by the Buyer at any time (the "Obligations").


                    (b) This guaranty is a guaranty of payment and performance, not merely of collection, and is independent of any other guaranty or surety of the Obligations. If the Buyer shall fail to perform or pay any Obligation, Hub International Ltd. shall pay or perform such Obligation as and when due. The rights, powers and remedies of the Seller hereunder are cumulative and not exclusive of any other right, power and remedy which the Buyer otherwise has.

                    (c) Hub International Ltd. hereby expressly waives, for the benefit of the Seller: (a) all demands for payment or performance, notices of nonpayment of nonperformance, and all other notices or demands of any kind or nature whatsoever with respect to the Obligations other than as provided in this Agreement; and (b) to the extent permitted by law, any and all defenses now or hereafter arising or asserted in favor of Hub International Ltd., but which are not available to the Buyer, such as by reason of (i) restructuring of the Obligations by new agreement, waiver, consent, amendment, partial payment, release, settlement, operation of law or otherwise, or (ii) any action taken by the Seller that is authorized by any provision of this Agreement or any agreement, instrument or document related hereto, and (c) any disability or lack of authority of the Buyer with respect to the Obligations.

               10.13 Entire Agreement. This Agreement, together with the Exhibits, Schedules, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes any and all prior agreements,



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

commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]




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         IN WITNESS WHEREOF, the parties have executed this agreement as of the date written above.


                                           FIFTH THIRD FINANCIAL CORP.


                                           By: /s/ Mark Graf
                                               ---------------------------------
                                               Name:  Mark Graf
                                               Title: Treasurer

                                           HUB U.S. HOLDINGS, INC.


                                           By: /s/ W. Kirk James
                                               ---------------------------------
                                               Name:  W. Kirk James
                                               Title: Secretary

                                           For Purposes of Section 10.12 hereof:

                                           HUB INTERNATIONAL LIMITED


                                           By: /s/ W. Kirk James
                                               ---------------------------------
                                              Name:  W. Kirk James
                                              Title: Vice President, Secretary
                                                     and General Counsel



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